Exhibit 10.1





                              TRANSACTION AGREEMENT

                                      among

                         BOSTON SCIENTIFIC CORPORATION,

                            NEMO I ACQUISITION, INC.,

                                RICHARD J. LINDER

                (in his capacity as Stockholders' Representative)

                                       and

                           RUBICON MEDICAL CORPORATION

                          Dated as of October 29, 2003


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                                TABLE OF CONTENTS

                                                                          Page

                                    Article I

                                   DEFINITIONS

Section 1.01. Definitions...................................................2

                                   Article II

                                  SUBSCRIPTION

Section 2.01. Subscription..................................................9
Section 2.02. Closing 9

                                   Article III

                                    the offer

Section 3.01. The Offer.....................................................9
Section 3.02. Exchange of Certificates.....................................12
Section 3.03. Company Action...............................................16
Section 3.04. Directors....................................................16

                                   Article IV

                                   THE MERGER

Section 4.01. The Merger...................................................17
Section 4.02. Effective Time; Closing......................................17
Section 4.03. Effect of the Merger.........................................18
Section 4.04. Conversion of Securities.....................................18
Section 4.05. Stock Transfer Books.........................................18
Section 4.06. Certificate of Incorporation; By-laws........................19
Section 4.07. Directors and Officers.......................................19
Section 4.08. Company Stockholders' Meeting................................19
Section 4.09. Preparation of Merger Registration Statement and
              Merger Proxy Statement/Prospectus............................19
Section 4.10. Appraisal Rights/Dissenting Shares...........................20

                                    Article V

              COMPANY STOCK OPTIONS; AFFILIATES; EARN-OUT PAYMENTS

Section 5.01. Company Stock Options........................................21
Section 5.02. Affiliates...................................................21
Section 5.03. Earn-out Payments............................................21
Section 5.04. Additional Earn-out Payments.................................22
Section 5.05. Disputes.....................................................24

                                   Article VI

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 6.01. Organization and Qualification; Subsidiaries.................24
Section 6.02. Certificate of Incorporation and By-laws.....................24
Section 6.03. Capitalization...............................................25
Section 6.04. Authority Relative to this Agreement.........................26
Section 6.05. No Conflict; Required Filings and Consents...................26
Section 6.06. Permits; Compliance..........................................27
Section 6.07. SEC Filings; Financial Statements............................28
Section 6.08. Absence of Certain Changes or Events.........................29
Section 6.09. Absence of Litigation........................................29
Section 6.10. Employee Benefit Plans.......................................29
Section 6.11. Labor and Employment Matters.................................31
Section 6.12. Real Property and Leases.....................................32
Section 6.13. Intellectual Property........................................33
Section 6.14. Taxes   35
Section 6.15. Environmental Matters........................................35
Section 6.16. Material Contracts...........................................36
Section 6.17. Insurance....................................................37
Section 6.18. Information to Be Supplied...................................37
Section 6.19. Brokers 38
Section 6.20. Opinion of Advisor...........................................38

                                   Article VII

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Section 7.01. Corporate Organization.......................................38
Section 7.02. Certificate of Incorporation and By-laws.....................39
Section 7.03. Capitalization...............................................39
Section 7.04. Authority Relative to this Agreement.........................39
Section 7.05. No Conflict; Required Filings and Consents...................40
Section 7.06. Permits; Compliance..........................................40
Section 7.07. SEC Filings; Financial Statements............................41
Section 7.08. Absence of Certain Changes or Events.........................41
Section 7.09. Operations of Purchaser......................................41
Section 7.10. Information to Be Supplied...................................41
Section 7.11. Brokers 42
Section 7.12. Financial Projections........................................42
Section 7.13. Investor Representations.....................................42

                                  Article VIII

                     CONDUCT OF BUSINESS PENDING THE MERGER

Section 8.01. Conduct of Business by the Company...........................43
Section 8.02. Intellectual Property........................................45

                                   Article IX

                              ADDITIONAL AGREEMENTS

Section 9.01. Access to Information; Confidentiality.......................45
Section 9.02. No Solicitation of Transactions..............................46
Section 9.03. Notification of Certain Matters..............................47
Section 9.04. Company Affiliates...........................................47
Section 9.05. Further Action; Reasonable Best Efforts......................48
Section 9.06. NYSE Listing.................................................48
Section 9.07. Public Announcements.........................................48
Section 9.08. Management Team..............................................48
Section 9.09. Directors' and Officers' Indemnification.....................49

                                    Article X

                            CONDITIONS TO THE MERGER

Section 10.01. Conditions to the Merger....................................49

                                   Article XI

                        TERMINATION, AMENDMENT AND WAIVER

Section 11.01. Termination.................................................50
Section 11.02. Effect of Termination.......................................52
Section 11.03. Fees and Expenses...........................................52
Section 11.04. Amendment...................................................52
Section 11.05. Waiver 52

                                   Article XII

                               GENERAL PROVISIONS

Section 12.01. Non-Survival of Representations, Warranties
               and Agreements..............................................52
Section 12.02. Withholding Rights..........................................52
Section 12.03. Notices.....................................................53
Section 12.04. Severability................................................54
Section 12.05. Entire Agreement; Assignment................................54
Section 12.06. Parties in Interest.........................................54
Section 12.07. Specific Performance........................................54
Section 12.08. Governing Law...............................................54
Section 12.09. Waiver of Jury Trial........................................55
Section 12.10. Headings....................................................55
Section 12.11. Counterparts................................................55
Section 12.12. Attorneys' Fees.............................................55

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                              TRANSACTION AGREEMENT

                  This TRANSACTION AGREEMENT, dated as of October 29, 2003 (this "Agreement"), is entered into among Boston Scientific Corporation, a Delaware corporation ("Parent"), Nemo I Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), Rubicon Medical Corporation, a Delaware corporation (the "Company"), and Richard J. Linder ("Linder" or "Stockholders' Representative") (in his capacity as stockholders' representative).

                  WHEREAS, pursuant to an agreement dated July 17, 2003 (the "Term Sheet") among Parent, the Company, Berger Family Enterprises, a Utah family limited partnership ("BFE"), David B. Berger ("Berger") and Linder (Linder, BFE and Berger, together with Richard J. and Marla A. Linder Family Limited Partnership, a Utah family limited partnership, collectively, the "Controlling Stockholders"), Parent purchased 2,000,000 shares of the Company's common stock, par value $0.001 ("Common Stock"), for $2 million in cash (the "First Equity Investment");

                  WHEREAS, concurrently with the execution hereof, Parent shall purchase, and the Company shall issue to Parent, 1,090,147 of shares of Series A Convertible Preferred Stock (the "Preferred Stock") for $15 million in cash, which shall have the terms and conditions set forth in the Certificate of Designation attached hereto as Exhibit A, including that such shares of Preferred Stock shall be convertible into such number of shares of Common Stock that, when aggregated with the Common Stock issued pursuant to the First Equity Investment, shall constitute 18% of the equity of the Company on a Fully Diluted Basis (as defined below) as of the date of issuance of the Preferred Stock;

                  WHEREAS, Parent, Purchaser and the Controlling Stockholders have entered into option agreements, dated as of the date hereof (the "Option Agreements"), providing that, among other things, (i) the Controlling Stockholders have granted an option to Parent and Purchaser to purchase all of their shares of Common Stock and all of their options to purchase Common Stock for the consideration set forth therein payable in cash (the "Purchase Option") and (ii) Parent may require the Controlling Stockholders, in lieu of selling their equity interests in the Company to Purchaser as described in clause (i), to tender their shares of Common Stock into the Offer (as defined below) in exchange for, at the option of Parent or Purchaser, either cash or shares of common stock of Parent, par value $0.01 per share ("Parent Common Stock") (such option, the "Offer Option");

                  WHEREAS, in the event the Purchase Option is exercised, as soon as practicable after the closing of the acquisition by Parent or Purchaser from the Controlling Stockholders of the shares of Common Stock and options to purchase Common Stock pursuant to the exercise of the Purchase Option (the "Purchase Option Closing"), Purchaser shall commence a cash tender offer to acquire all of the issued and outstanding shares of Common Stock upon the terms and subject to the conditions of this Agreement and such cash tender offer;

                  WHEREAS, in the event the Offer Option is exercised, as soon as practicable after Purchaser gives written notice to the Controlling Stockholders of its exercise of the Offer Option, Purchaser shall commence an exchange offer or a cash tender offer (either such exchange offer or cash tender offer, as the case may be, the "Offer") to acquire all of the issued and outstanding shares of Common Stock upon the terms and subject to the conditions of this Agreement and the Offer;

                  WHEREAS, the Board of Directors of the Company (the "Company Board") has, subject to the provisions of this Agreement, unanimously resolved to recommend that holders of shares of Common Stock tender their shares of Common Stock into the Offer, if made; and

                  WHEREAS, in furtherance of the transactions contemplated hereby, each of the Board of Directors of Purchaser and the Company Board has approved this Agreement and declared its advisability and approved the merger (the "Merger") of Purchaser with and into the Company in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), upon the terms and subject to the conditions set forth herein;

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

                                   Article I.
                                   DEFINITIONS

Section 1.01. Definitions. (a) For purposes of this Agreement:

                  "affiliate" of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

                  "Average Parent Stock Price" means the average of the per share closing prices of Parent Common Stock on the NYSE (as reported in The Wall Street Journal) during the 20 consecutive trading days ending on (and including) the trading day that is two trading days prior to
         (i) the date on which the Exchange Offer Registration Statement becomes effective if the Offer Option is exercised or, (ii) any other applicable date specified herein.

                  "beneficial owner", with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

                  "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York.

                  "Cash Consideration" means $2.00 per Share, together with any rights to receive the Earn-out Payments.

                  "Cause" means the occurrence of any of the following events:
         (i) a continuing failure or refusal of a person after written notice from the Company to perform the duties required of him or her as an employee of the Company or its Subsidiary; (ii) any continuing willful misconduct by a person after written notice from the Company relating, directly or indirectly, to the Company or its Subsidiary, or any continuing breach by a person after written notice from the Company of any policy of the Company, as reasonably determined by the Company Board; (iii) any misuse or misappropriation by a person of property or assets of the Company or its Subsidiary; (iv) any willful violation by a person of any Law applicable to the business of the Company or its Subsidiary, or a person's commission of a common law fraud or conviction of a crime; or (v) any other willful misconduct by a person that is injurious to the financial condition or business reputation of, or is otherwise injurious to, the Company or its Subsidiary; provided, however, that Cause shall not exist unless the failure, breach, or other misconduct is material, and provided further that in the case of Linder, Cause shall have the meaning set forth in his employment agreement with the Company.

                  "Clot Retrieving Device" means a clot-retrieving device developed by the Company that is designed to be used for stroke therapy.

                  "Code" means United States Internal Revenue Code of 1986, as amended from time to time.

                  "Company Licensed Intellectual Property" means all (i) licenses of Intellectual Property to the Company by any third party and
         (ii) licenses of Intellectual Property by the Company to any third party.

                  "Company Material Adverse Effect" means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to be materially adverse to (i) the business, financial condition, prospects, assets, liabilities, intellectual property or results of operations of the Company and its Subsidiary taken as a whole or (ii) the ability of the Company to consummate the Transactions; provided, however, that the mere fact that the Company is operating at a loss and/or has exhausted its cash assets shall not, in and of itself, constitute a "Company Material Adverse Effect".

                  "Company Owned Intellectual Property" means all Intellectual Property owned by the Company.

                  "Company Stock Option Plan" means the Company 2001 Stock Plan, as amended through the date of this Agreement.

                  "Company Stock Option" means any option outstanding, whether or not exercisable and whether or not vested, under the Company Stock Option Plan.

                  "Comparative Devices" means, in connection with Milestone 3, the stroke therapy devices on the market, other devices that are in clinical testing or otherwise available for comparison, or any device of Parent that is being prepared for clinical testing, at the time the Disinterested Physicians test the Clot Retrieving Device in a vascular bench model.

                  "Consideration" means either the Cash Consideration or the Share Consideration, as the case may be.

                  "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

                  "Disinterested Physicians" means a committee of three physicians (i) that has been selected in accordance with Section 5.04(b)(i) and (ii) each member of which has at least eight years of experience as a trained Interventional Neuro Radiologist and, except as provided in Section 5.04, none of whom is affiliated with either the Company or Parent, including as either a medical director, consultant or employee.

                  "Earn-out Payments" means the Milestone 2 Earn-out Payment and the Milestone 3 Earn-out Payment.

                  "Earn-out Period" means the first five years following the later of (i) the Effective Time or (ii) the achievement of Milestone 1.

                  "Environmental Law" means any United States federal, state, local or non-United States laws relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances, (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances or (iii) pollution or protection of the environment, health, safety or natural resources.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  "Exchange Ratio" means the quotient determined by dividing $2.00 by the Average Parent Stock Price and rounding the result to the nearest one thousandth of a share.

                  "Filter" means a medical device that includes a membrane that
         (i) is formed into a sack, together with a guidewire and wire mechanism for constraining and deploying the mouth of the sack, which, when deployed, approximates the walls of a blood vessel thereby allowing the membrane to capture particles in the blood stream and (ii) is currently under development by the Company.

                  "Former Stockholders Committee" means a committee consisting of the Controlling Stockholders and a third party who may or may not be a former stockholder of the Company to be selected by the Controlling Stockholders.

                  "Fully Diluted Basis" means after taking into account all outstanding shares of Common Stock and assuming the exercise, conversion or exchange of all options, warrants, convertible or exchangeable securities and similar rights in respect of shares of Common Stock and the issuance of all shares of Common Stock that the Company is authorized or obligated to issue thereunder.

                  "Hazardous Substances" means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products; (iii) natural gas, synthetic gas and any mixtures thereof; and (iv) polychlorinated biphenyls, asbestos and radon.

                  "Intellectual Property" means (i) United States and international patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof and (iv) confidential and proprietary information, including trade secrets and know-how.

                  "knowledge" means, with respect to the Company, the knowledge of the persons set forth on Exhibit 1.01 attached hereto after due inquiry by such persons of employees of the Company who shall reasonably be expected to have knowledge of the subject matter of such inquiry.

                  "Milestone 1" means the date on which the Company receives approval from the FDA (which approval is not subject to limitations that would inhibit marketing or selling to a significant portion of the market for the approved indication and is predicated on clinical trial data collected by the Company) for commercial release of its Filter for an embolic protection indication for one of the following disease or anatomical indications: (i) carotid artery, (ii) acute myocardial infarction, (iii) native coronary vessels or (iv) coronary vein grafts.

                  "Milestone 2" means when Net Sales of the Filter or other devices that would otherwise infringe a valid and enforceable patent claim of the Company's Intellectual Property exceed $50 million during a period of 12 or fewer consecutive months.

                  "Milestone 3" means the date on which one of the following conditions has been satisfied:

         (A) On or before September 30, 2004, (i) the Disinterested Physicians meet and use the Clot Retrieving Device in a vascular bench model and the Disinterested Physicians unanimously agree that such Clot Retrieving Device is superior to the Comparative Devices and (ii) the Disinterested Physicians test such Clot Retrieving Device in an animal model and unanimously agree that such Clot Retrieving Device is superior to the Comparative Devices; or

         (B) The Disinterested Physicians (i) on or before September 30, 2004, determine that the Clot Retrieving Device would be superior to the Comparative Devices with commercially reasonable and technically feasible additional development,
                  (ii) on or before December 31, 2004, retest such Clot Retrieving Device in the same vascular bench and animal models and (iii) on or before December 31, 2004, unanimously determine that such Clot Retrieving Device is superior to the Comparative Devices.

                  For purposes of clause (A) and (B) above, the Clot Retrieving Device shall be "superior" to the Comparative Device if it is determined to be equal to the Comparative Device in all, and better than the Comparative Device in one, of the following categories: ease of use, safety and efficacy.

                  "Net Sales" means the aggregate amount of consolidated net sales recorded by Parent from the sales of the Company's products in accordance with United States generally accepted accounting principles, consistently applied by Parent across all similar product lines, in connection with the preparation of its financial statements as publicly reported.

                  "NYSE" means The New York Stock Exchange.

                  "Option" means either the Purchase Option or the Offer Option, as the case may be.

                  "Option Period" means the period during which Parent may exercise an Option, which commences on the date of this Agreement and terminates on the 90th day following written notice by the Company or Parent of the achievement of Milestone 1, which notice shall be accompanied by satisfactory documentation evidencing such achievement.

                  "Order" means any law, rule, regulation, judgment, decree, executive order or award.

                  "Parent Material Adverse Effect" means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to be materially adverse to (i) the business, financial condition, prospects, assets, liabilities or results of operations of Parent and its subsidiaries taken as a whole or (ii) the ability of Parent to consummate the Transactions.

                  "person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person, trust, association or entity or government, political subdivision, agency or instrumentality of a government.

                  "Registration Rights Agreement" means the agreement entered into concurrently herewith by the Company, Parent and Purchaser.

                  "Share" means one outstanding share of Common Stock.

                  "Share Consideration" means the number of shares of Parent Common Stock equal to the Exchange Ratio, together with any rights to receive cash in lieu of fractional shares pursuant to Section 3.02 and the Earn-out Payments.

                  "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

                  "Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges.

                  "Tax Return" means any return, report, schedule, declaration, estimate or election (including attachments to any of the foregoing) filed or required to be filed with any Governmental Authority or taxing authority with respect to Taxes.

                  "$" means United States Dollars.

(b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term                                    Location of Definition
------------                                    ----------------------
Action.....................................          ss. 6.09
Activities to Date.........................          ss. 6.06(b)
Agreement..................................            Preamble
Berger.....................................            Recitals
BFE........................................            Recitals
Blue Sky Laws..............................          ss. 6.03(c)
Cash Offer Documents.......................          ss. 3.01(c)
Cash Schedule TO...........................          ss. 3.01(c)
Cash Tender Offer..........................          ss. 3.01(a)
Certificate of Merger......................          ss. 4.02
Certificates...............................          ss. 3.02(a)
Common Stock...............................            Recitals
Company....................................            Preamble
Company Affiliate..........................          ss. 9.04
Company Board..............................            Recitals
Company Disclosure Schedule................          ss. 6.03(a)
Company Licenses ..........................          ss. 6.06(b)
Company Permits............................          ss. 6.06(a)
Company Preferred Stock....................          ss. 6.03(a)
Company Products...........................          ss. 6.06(b)
Company SEC Reports........................          ss. 6.07(a)
Company Stockholders' Meeting..............          ss. 4.08(a)
Competing Transaction......................          ss. 9.02(c)
Confidentiality Agreement..................          ss. 9.01(b)
Continuing Directors.......................          ss. 3.04(a)
Controlling Stockholders...................            Recitals
DGCL.......................................            Recitals
Dissenting Shares..........................          ss. 4.10(a)
Effective Time.............................          ss. 4.02
Earn-out Recipients .......................          ss. 5.03(b)
Environmental Permits......................          ss. 6.15
ERISA......................................          ss. 6.10(a)
Exchange Agent.............................          ss. 3.02(a)
Exchange Fund..............................          ss. 3.02(a)
Exchange Offer ............................          ss. 3.01(a)
Exchange Offer Documents...................          ss. 3.01(d)
Exchange Offer Prospectus..................          ss. 3.01(d)
Exchange Offer Registration Statement......          ss. 3.01(d)
Exchange Offer Schedule TO ................          ss. 3.01(d)
FDA........................................          ss. 6.06(b)
First Equity Investment....................            Recitals
GAAP.......................................          ss. 6.07(b)
Governmental Authority.....................          ss. 6.05(b)
HSR Act....................................          ss. 6.05(b)
Indemnification Agreements.................          ss. 9.09
Initial Expiration Date....................          ss. 3.01(b)
IRS........................................          ss. 6.10(a)
Law........................................          ss. 6.05(a)
Liens......................................          ss. 6.12(b)
Linder.....................................            Preamble
Material Contracts.........................          ss. 6.16(a)
Merger.....................................            Recitals
Merger Proxy Statement/Prospectus..........          ss. 4.09
Merger Registration Statement..............          ss. 4.09
Milestone 2 Earn-out Payment...............          ss. 5.03(a)
Milestone 3 Earn-out Payment...............          ss. 5.04(a)
Offer......................................            Recitals
Offer Documents............................          ss. 3.01(f)
Offer Option...............................            Recitals
Offer to Purchase..........................          ss. 3.01(c)
Option Agreements..........................            Recitals
Option Payment.............................          ss. 5.01
Parent.....................................            Preamble
Parent Common Stock........................            Recitals
Parent Permits.............................          ss. 7.06
Parent SEC Reports.........................          ss. 7.07
Paying Agent...............................          ss. 3.02(b)
Plans......................................          ss. 6.10(a)
Preferred Shares...........................          ss. 2.01
Preferred Stock............................            Recitals
Purchase Option............................            Recitals
Purchase Option Closing....................            Recitals
Purchaser..................................            Preamble
Representatives............................          ss. 9.01(a)
Schedule TO................................          ss. 3.01(f)
SEC........................................          ss. 3.01(b)
Second-Step Merger.........................          ss. 3.01(a)
Securities Act.............................          ss. 3.01(d)
Stockholders' Representative...............            Preamble
Subscription Price.........................          ss. 2.01
Subsidiary.................................          ss. 6.01(a)
Superior Proposal..........................          ss. 9.02(d)
Surviving Corporation......................          ss. 4.01(a)
Term Sheet.................................            Recitals
Testing Parameters.........................          ss. 5.04(b)
Transactions...............................          ss. 3.03(a)
2002 Balance Sheet.........................          ss. 6.07(c)

                                   Article II
                                  SUBSCRIPTION

Section 2.01. Subscription. Concurrently with the execution hereof, the Company shall issue, sell and deliver to Parent, and Parent shall subscribe for, purchase and acquire from the Company, 1,090,147 shares of Preferred Stock (the "Preferred Shares") for an aggregate subscription price of $15 million (the "Subscription Price").

Section 2.02. Closing. Concurrently with the execution hereof, the Company shall deliver to Parent a certificate representing the Preferred Shares and Parent shall deliver to the Company the Subscription Price by wire transfer in immediately available funds to an account designated in writing by the Company.

                                  Article III
                                    THE OFFER

Section 3.01. The Offer. (a) (i) Provided that (x) Parent or Purchaser has either effected the Purchase Option Closing or exercised the Offer Option, (y) this Agreement shall not have been terminated in accordance with Article XI and
(z) none of the events set forth in Annex A shall have occurred and be continuing, as promptly as reasonably practicable after the Purchase Option Closing or the exercise of the Offer Option, Purchaser shall (1) if Parent elected to issue shares of Parent Common Stock as consideration in its exercise of the Offer Option, commence the Offer to exchange the Share Consideration for each Share (the "Exchange Offer") or (2) if Parent or Purchaser elected to exercise the Purchase Option or elected to pay cash as consideration in its exercise of the Offer Option, commence the Offer as a cash tender offer for the Cash Consideration (the "Cash Tender Offer").

         (ii) Second-Step Merger. Subject to the provisions of this Agreement, following acceptance of Shares pursuant to the Offer, Purchaser shall effect a second-step Merger to merge Purchaser with and into the Company, as more fully set forth in Article IV (the "Second-Step Merger").

         (b) The obligation of Purchaser to accept Shares tendered pursuant to the Offer shall be subject to the conditions set forth in Annex A. Purchaser expressly reserves the right to waive any such condition, to increase the Consideration, and to make any other changes in the terms and conditions of the Offer; provided, however, that no change may be made which decreases the Consideration or which reduces the maximum number of Shares to be purchased in the Offer or which imposes conditions to the Offer in addition to those set forth in Annex A. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the Offer for one or more periods (of not more than 10 business days each) beyond the scheduled expiration date, which shall initially be 30 days following the commencement of the Offer (the "Initial Expiration Date"), if, at any scheduled expiration of the Offer, any of the conditions to Purchaser's obligation to accept Shares tendered pursuant to the Offer shall not be satisfied or waived or (ii) extend the Offer for any period required by any rule, regulation or interpretation of the U.S. Securities and Exchange Commission (the "SEC"), or the staff thereof, applicable to the Offer. Subject to the terms and conditions of the Offer, this Agreement and the satisfaction (or waiver to the extent permitted by this Agreement) of the conditions to the Offer, Purchaser shall accept all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the applicable expiration date of the Offer and shall pay the Consideration for all such Shares promptly after acceptance. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the SEC and the terms and conditions of the Offer, Purchaser expressly reserves the right to delay payment for or exchange of, as the case may be, Shares in order to comply in whole or in part with Laws; provided that any such delay shall not extend beyond the date that is 180 days following the acceptance of the Shares for payment; provided, further, that the Consideration for such accepted Shares shall be deposited with the Exchange Agent or the Paying Agent, as applicable, during the period from the date that Parent or Purchaser would otherwise have been required to pay for Shares in accordance with the prompt payment rules of the Exchange Act to the date of payment of the Consideration. If the Consideration is to be issued to a person other than the person in whose name the surrendered certificate formerly evidencing Shares is registered on the stock transfer books of the Company, it shall be a condition of exchange or payment, as the case may be, that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such exchange or payment, as the case may be, shall have paid all transfer and other taxes required by reason of the issuance or payment, as the case may be, of the Consideration to a person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of Purchaser that such taxes either have been paid or are not applicable.

         (c) If Purchaser commences a Cash Tender Offer, as promptly as reasonably practicable after the Purchase Option Closing or Purchaser's exercise of the Offer Option, as applicable, Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO that shall comply with the Exchange Act (together with all amendments and supplements thereto, the "Cash Schedule TO") with respect to the Offer. The Cash Schedule TO shall contain or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and forms of the related letter of transmittal and any related summary advertisement (the Cash Schedule TO, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Cash Offer Documents").

         (d) If Purchaser commences an Exchange Offer, as promptly as reasonably practicable after Purchaser's exercise of the Offer Option, Parent shall file with the SEC a registration statement on Form S-4 to register the offer and sale of shares of Parent Common Stock pursuant to the Offer (together with any amendments or supplements thereto, the "Exchange Offer Registration Statement"). The Exchange Offer Registration Statement shall include a preliminary prospectus containing the information required under the Exchange Act (the "Exchange Offer Prospectus"). As promptly as reasonably practicable on the date of commencement of the Offer, Parent and Purchaser shall (i) file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "Exchange Offer Schedule TO") with respect to the Offer, which shall contain or incorporate by reference all or part of the Exchange Offer Prospectus and the form of the related letter of transmittal and any related summary advertisement (the Exchange Offer Registration Statement, the Exchange Offer Schedule TO, the Exchange Offer Prospectus and such other documents, together with any amendments or supplements thereto, being referred to herein collectively as the "Exchange Offer Documents") and (ii) cause the Exchange Offer Documents to be disseminated to holders of Shares. Each of the Company and Parent shall use their reasonable best efforts to have the Exchange Offer Registration Statement declared effective under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), as promptly as practicable after the filing thereof with the SEC and to keep the Exchange Offer Registration Statement effective as long as necessary to complete the Offer; provided, however, that Parent or Purchaser shall pay any and all SEC filing fees incurred in connection with the Exchange Offer Documents.

         (e) The Exchange Ratio, the Consideration and any other amounts payable pursuant to the Offer or the Second-Step Merger shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock or Parent Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Common Stock or Parent Common Stock occurring or having a record date on or after the date hereof and prior to the Effective Time.

         (f) Each of Parent, Purchaser and the Company agrees to correct promptly any information provided by it for use in the Exchange Offer Documents or the Cash Offer Documents, as the case may be (the "Offer Documents"), if and to the extent that such information shall have become false or misleading in any material respect and to supplement the Offer Documents to include any information that shall become necessary to include in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent and Purchaser further agree to take all steps necessary to cause the Cash Schedule TO or the Exchange Offer Schedule TO, as the case may be (the "Schedule TO"), as so corrected to be filed with the SEC and to cause the other Offer Documents as so corrected to be, at such time as reasonably agreed by Parent and the Company, disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents prior to the filing of such documents with the SEC or the dissemination of such documents to holders of Shares for the purpose of ensuring consistency with this Agreement and that the Offer made to the holders of Shares other than the Controlling Stockholders is no less favorable to such holders than the terms contained in the Option Agreements are to the Controlling Stockholders. Parent and Purchaser agree to provide the Company and its counsel with any comments that Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments and shall provide the Company and its counsel an opportunity to participate in the response of Parent or Purchaser to such comments.

Section 3.02. Exchange of Certificates. If Purchaser effects an Exchange Offer:


(i) Exchange Agent. Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of Shares, for exchange in accordance with this Agreement through the Exchange Agent, certificates representing the shares of Parent Common Stock issuable pursuant to Sections 3.01(a) (in connection with the Exchange Offer) and 4.04 (in connection with the Second-Step Merger) at such times as such shares of Parent Common Stock are issuable pursuant thereto, and cash, from time to time as required to make payments in lieu of any fractional shares pursuant to Section 3.02(a)(v) (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto to which such holders of Shares are entitled pursuant to
         Section 3.02(a)(iii), being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall deliver the shares of Parent Common Stock contemplated to be issued pursuant to Sections 3.01(a) and 4.04 out of the Exchange Fund. Except as contemplated by Section 3.02(a)(vi), the Exchange Fund shall not be used for any other purpose. Exchange procedures for shares of Parent Common Stock issuable pursuant to Section 3.01(a)(ii) shall be as set forth in the Exchange Offer Documents.

(ii) Exchange Procedures for Exchange Offer Followed by Second-Step Merger. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Share Consideration pursuant to Section 4.04(a): (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Share Consideration, including a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive in respect of the Shares formerly represented by such Certificate (after taking into account all Shares then held by such holder), cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.02(a)(v) and any dividends or other distributions to which such holder is entitled pursuant to Section 3.02(a)(iii), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the Share Consideration, including a certificate representing the proper number of shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to
         Section 3.02(a)(v) and any dividends or other distributions to which such holder is entitled pursuant to Section 3.02(a)(iii) may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.02(a), each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Share Consideration, including the certificate representing shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.02(a)(v) and any dividends or other distributions to which such holder is entitled pursuant to Section 3.02(a)(iii).

(iii) Distributions with Respect to Unexchanged Shares of Parent Common Stock. Each holder of a Certificate shall be entitled to receive all dividends or other distributions declared or made after the Effective Time with respect to the Parent Common Stock with a record date after the Effective Time; provided, however, no dividends or other distributions declared or made after the Effective Time with respect to the Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 3.02(a)(v), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 3.02(a)(v) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock. Parent will provide the Exchange Agent with the cash necessary to make the payments contemplated by this Section 3.02(a)(iii).

(iv) No Further Rights in Common Stock. The Share Consideration, including all shares of Parent Common Stock issued in accordance with the terms hereof (including any cash paid pursuant to Section 3.02(a)(iii) or (a)(v)), shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares.

(v) No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. Each holder of a fractional share interest shall be paid an amount in cash (without interest) equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) the Average Parent Stock Price. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Parent, and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Section 3.02(a)(ii) and (a)(iii).

(vi) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Common Stock who have not theretofore complied with Articles III and IV shall thereafter look only to Parent for the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 3.02(a)(v) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 3.02(a)(iii). Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

(vii) No Liability. None of the Exchange Agent, Parent, Purchaser or the Surviving Corporation shall be liable to any holder of Shares for any such Shares (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(viii) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate, the Share Consideration, including the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.02(a)(v) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.02(a)(iii).

(b)      If Purchaser effects a Cash Tender Offer:

(i) Paying Agent. Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably satisfactory to the Company (the "Paying Agent"), such amount of funds as are payable pursuant to the Cash Tender Offer. Such funds shall be invested by the Paying Agent and shall be paid in accordance with
         Section 3.01(a)(i) or 4.04(a), in each case as directed by Parent.

(ii) Exchange Procedures for Cash Tender Offer Followed by Second-Step Merger. As promptly as practicable after the Effective Time, Parent shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Cash Consideration pursuant to Section 4.04(a): (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Cash Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Cash Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If the payment equal to the Cash Consideration is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other similar taxes required by reason of the payment of the Cash Consideration to a person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of Parent or Purchaser that such taxes either have been paid or are not applicable.

(iii) Distributions with Respect to Unpaid Cash Amounts. Any portion of the funds made available to the Paying Agent that remains undistributed to the holders of the Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Common Stock who have not theretofore complied with Articles III and IV shall thereafter look only to Parent for such funds. Any portion of the such funds remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

Section 3.03. Company Action. The Company hereby approves of and consents to the Offer and represents and warrants that the Company Board, at a meeting duly called and held on October 27, 2003, has unanimously (i) determined that this Agreement and the Option Agreements and the transactions contemplated hereby (including the Offer and the Merger) and thereby (collectively, the "Transactions") are fair to, and in the best interests of, the holders of Shares, (ii) approved, adopted and declared advisable this Agreement, the Option Agreements and the Transactions (such approval and adoption having been made in accordance with the DGCL) and (iii) subject to Section 9.02, resolved to recommend that the holders of Shares accept the Offer and tender Shares pursuant to the Offer, and, if required under the DGCL, adopt this Agreement. Subject to
Section 9.02, the Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Company Board described in this Section 3.03(a). Subject to Section 9.02, neither the Company Board nor any committee thereof shall (i) withhold, withdraw, amend, change or modify any approval or recommendation of the Transactions in any manner adverse to Purchaser or Parent,
(ii) approve or recommend, or propose to approve or recommend, any other merger or other offer to the stockholders of the Company or (iii) enter into any agreement with respect to any other merger or other offer to the stockholders of the Company. Notwithstanding the foregoing, in the event that the Company Board determines in good faith that it is required to do so by its fiduciary duties under Law after consultation with outside legal counsel, the Company Board may withhold, withdraw, amend, change or modify its approval or recommendation of the Offer or the Merger. The Company represents and warrants that it has been advised by its directors and executive officers that they intend, as of the date of this Agreement, to tender all Shares beneficially owned by them to Purchaser pursuant to the Offer.

         (b) The Company shall promptly furnish Parent and Purchaser with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of the most recent date reasonably available, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Company shall promptly furnish Parent and Purchaser with such additional information, including updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance in disseminating the Offer Documents to holders of Shares as Parent or Purchaser may reasonably request. Subject to the requirements of Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Purchaser shall (i) hold in confidence the information contained in such labels, listings and files and (ii) use such information only in connection with the Transactions and, if this Agreement shall be terminated in accordance with Section 11.01, Parent shall, at its option, either deliver to the Company all copies of such information then in its or Purchaser's possession or destroy such information.

Section 3.04. Directors. Effective upon the earlier of the Purchase Option Closing and the acceptance for exchange by Purchaser of Shares pursuant to the Offer, Parent shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company Board that equals the product of (i) the total number of directors on the Company Board (giving effect to the election of any additional directors pursuant to this Section 3.04) and
(ii) the percentage of the total number of shares of Company Common Stock outstanding that are beneficially owned by Parent and/or Purchaser (including shares of Company Common Stock accepted for exchange), and the Company shall promptly take all action necessary to cause Parent's designees to be elected or appointed to the Company Board, including increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such time, the Company shall also use its reasonable best efforts to cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (y) each committee of the Company Board and (z) the board of directors of its Subsidiary (and each committee thereof) that represents the same percentage as such individuals represent on the Company Board, in each case only to the extent permitted by Law. Notwithstanding the provisions of this
Section 3.04, the parties hereto shall use their respective reasonable best efforts to ensure that at least two of the members of the Company Board who were directors of the Company prior to the date described in the first sentence of this Section 3.04(a) (the "Continuing Directors") shall continue as directors of the Company until the Effective Time; provided that if there shall be in office fewer than two Continuing Directors for any reason, the Company Board shall cause a person designated by the remaining Continuing Director or, in the absence of action by the Continuing Director, by the Stockholders' Representative to fill such vacancy who shall be deemed to be a Continuing Director for all purposes of this Agreement, or if no Continuing Directors then remain, the other directors of the Company then in office shall designate two persons to fill such vacancies who will not be officers or employees or affiliates of the Company, Parent or Purchaser or any of their respective subsidiaries and such persons shall be deemed to be Continuing Directors for all purposes of this Agreement.

         (b) Following the election or appointment of Parent's designees pursuant to Section 3.04(a) and prior to the Effective Time, any amendment of this Agreement or the Certificate of Incorporation or By-laws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser or any waiver of any of the Company's rights hereunder, shall require the concurrence of a majority of the directors of the Company then in office who neither were designated by Parent nor (except for Linder) are employees of the Company or its Subsidiary.

                                   Article IV
                                   THE MERGER

Section 4.01. The Merger. Upon the terms and subject to the conditions set forth in Article X and in accordance with the DGCL, in the event the Offer is consummated, at the Effective Time, Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

Section 4.02. Effective Time; Closing. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article X and, if applicable, the satisfaction of the conditions set forth in Annex A (to the extent applicable to the Merger), the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger being the "Effective Time"). Immediately prior to such filing of the Certificate of Merger, a closing shall be held at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article X.

Section 4.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 4.04. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the securities described in subparagraph (a), (b) or (c) below, the following shall take place:

(a) each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 4.04(b) and any Dissenting Shares (as defined in Section 4.10(a))) shall be canceled and shall be converted automatically, subject to Section 3.02, into the right to receive (i) if the Exchange Offer was consummated, the Share Consideration or (ii) if the Cash Tender Offer was consummated, the Cash Consideration, payable in each case without interest upon surrender, in the manner provided in Section 3.02, of the certificate that formerly evidenced such Share;

(b) each Share held in the treasury of the Company and each Share owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(c) each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 4.05. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. If Purchaser effects an Exchange Offer, any Certificates presented to the Exchange Agent or Parent on or after the Effective Time for any reason shall be converted into the Share Consideration, including shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.02(a)(v) and any dividends or other distributions to which the holders thereof are entitled pursuant to
Section 3.02(a)(iii).

Section 4.06. Certificate of Incorporation; By-laws. (a) At the Effective Time, the Certificate of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation; provided, however, that, at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is Rubicon Medical Corporation".

         (b) At the Effective Time, the By-laws of Purchaser, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation.

Section 4.07. Directors and Officers. The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

Section 4.08. Company Stockholders' Meeting. If required by Law in order to consummate the Merger following the consummation of the Offer, the Company, acting through the Company Board, shall, in accordance with Law and the Company's Certificate of Incorporation and By-laws, duly call, give notice of, convene and hold an annual or special meeting of the holders of the Common Stock (the "Company Stockholders' Meeting") as promptly as reasonably practicable after the acceptance of Shares pursuant to the Offer for the purpose of voting on this Agreement and the Merger. At the Company Stockholders' Meeting, Parent and Purchaser shall cause all Shares then owned by them and their subsidiaries to be voted in favor of the adoption of this Agreement. Notwithstanding the foregoing, Parent may require the Company to prepare and distribute to the stockholders of the Company an information statement that complies with Regulation 14C of the Exchange Act in lieu of calling, giving notice of, convening and holding the Company Stockholders' Meeting, in which case the Company shall promptly prepare and distribute such information statement and otherwise, to the extent applicable, comply with its obligations under this
Section 4.08(a).

         (b) Notwithstanding Section 4.08(a), in the event that Purchaser shall acquire at least 90% of the then outstanding Shares, the parties shall take all necessary and appropriate action to cause the Merger to become effective in accordance with Section 253 of the DGCL, as promptly as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

Section 4.09. Preparation of Merger Registration Statement and Merger Proxy Statement/Prospectus. In the event the Exchange Offer is effected, if required by Law, promptly after the acceptance for exchange of Shares pursuant to the Exchange Offer, Parent and the Company shall prepare, and Parent shall file with the SEC, a registration statement on Form S-4 or a post-effective amendment to the Exchange Offer Registration Statement, as appropriate, to register the offer and sale of shares of Parent Common Stock pursuant to the Merger (together with any amendments or supplements thereto, the "Merger Registration Statement"), which shall include the proxy statement/prospectus to be sent to the stockholders of the Company relating to the Company Stockholders' Meeting or any information statement to be sent to such stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, being referred to herein as the "Merger Proxy Statement/Prospectus"). Each of the Company and Parent shall use reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof and to keep the Merger Registration Statement effective as long as is necessary to consummate the Merger. The Company shall mail the Merger Proxy Statement/Prospectus to its stockholders as promptly as reasonably practicable after the Merger Registration Statement is declared effective under the Securities Act and, if necessary, after the Merger Proxy Statement/Prospectus shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, resolicit proxies. Parent shall take any action (other than applications to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities or Blue Sky Laws in connection with the issuance of Parent Common Stock in the Merger. No amendment or supplement to the Merger Proxy Statement/Prospectus will be made by the Company or Parent without the approval of the other party, which will not be unreasonably withheld or delayed. Each party shall advise the other party, promptly after it receives notice thereof, of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Merger Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information.

Section 4.10. Appraisal Rights/Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into, or represent the right to receive, the Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Consideration, without any interest thereon, upon surrender, in the manner provided in Section 3.02, of the certificate or certificates that formerly evidenced such Shares.

         (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

                                   Article V

              COMPANY STOCK OPTIONS; AFFILIATES; EARN-OUT PAYMENTS

Section 5.01. Company Stock Options(a) . At or prior to the Effective Time, the Company shall take all necessary action, including using its reasonable best efforts to obtain the consent of the individual option holders, if necessary, to
(i) terminate the Company Stock Option Plan and (ii) cancel, at the Effective Time, each outstanding Company Stock Option that is outstanding and unexercised, whether or not vested or exercisable, as of such date. Parent acknowledges that in accordance with the terms of the Company Stock Option Plan, each outstanding Company Stock Option shall vest immediately prior to any "Change of Control" (as defined in the Company Stock Option Plan) and that participating individual option holders may provide the Company with an advance directive for the exercise of such vested options in the event of a "Change of Control" caused by any of the Transactions in order to receive the consideration provided for in the Company Stock Option Plan upon the consummation of such Transaction. Each holder of a Company Stock Option that is outstanding and unexercised at the Effective Time and that has an exercise price per Share of Company Common Stock that is less than the Consideration (excluding any rights to receive Earn-out Payments) shall be entitled (subject to the provisions of this Section 5.01) to be paid by the Surviving Corporation, with respect to each Share of Company Common Stock that could have been purchased under such Company Stock Option, an amount in cash (subject to any applicable withholding taxes) equal to the excess, if any, of the Consideration (excluding any rights to receive Earn-out Payments) over the applicable per share exercise price of such Company Stock Option (the "Option Payment"). The Surviving Corporation shall make such Option Payment as promptly as practicable after the Effective Time with respect to any outstanding and fully vested Company Stock Options that have an exercise price that is less than the Consideration (excluding any rights to receive Earn-out Payments) as of such date. Any such payment shall be subject to all applicable federal, state and local tax withholding requirements. The Company shall take all necessary action to approve the disposition of the Company Stock Options in connection with the Transactions to the extent necessary to exempt such dispositions and acquisitions under Rule 16b-3 of the Exchange Act.

Section 5.02. Affiliates. Notwithstanding anything to the contrary herein, no Share Consideration shall be delivered to a person who may be deemed an "affiliate" of the Company in accordance with Section 9.04 for purposes of Rule 145 under the Securities Act until such person has executed and delivered to Parent an executed copy of the affiliate letter contemplated in Section 9.04.

Section 5.03. Milestone 2 Earn-out Payments. (a) Upon the achievement of Milestone 2 prior to the expiry of the Earn-out Period, Parent shall promptly pay or cause to be paid to each of the Controlling Stockholders and other holders of Common Stock whose shares were purchased pursuant to an Option or the Offer or converted into the right to receive Consideration pursuant to Section
4.04 (the "Earn-out Recipients") either, at the option of Parent, (i) a number of shares of Parent Common Stock having a value (based on the Average Parent Stock Price prior to the date of payment) equal to $1.00 multiplied by the number of shares of Common Stock so purchased or converted or (ii) an amount of cash equal to the number of shares of Common Stock so purchased or converted multiplied by $1.00 (such amount calculated pursuant to either clause (i) or (ii), the "Milestone 2 Earn-out Payment").

         (b) Parent shall not take any action with the intention of prohibiting or delaying the achievement of Milestone 2; provided, however, that nothing shall prevent Parent from conducting its business as it sees fit at any time, and Parent shall not be bound to specifically focus on developing, marketing or selling any particular product, including any Company Product. The Former Stockholders Committee shall monitor progress towards the achievement of Milestone 2 and shall have the right to receive quarterly reports from Parent relating to the calculation of Net Sales in the form and substance Parent customarily prepares such reports in the ordinary course of business.

         (c) Parent hereby agrees to keep, in accordance with its usual and customary practice, books of account and records of Net Sales for each fiscal quarter of Parent during the Earn-out Period, and Parent further grants the Former Stockholders Committee, at the Former Stockholders Committee's expense (subject to the penultimate sentence of this Section 5.03(c)), the right, exercisable once during each 60 day period following the delivery to the Company by Parent of an annual report of Net Sales for the fiscal year then ended, to examine and to have a third party reasonably acceptable to Parent examine, subject to the execution by such third party of a confidentiality agreement in form and substance satisfactory to Parent, such books and records at the location of such records on prior written notice of at least 10 business days. If any audit reveals a discrepancy of five percent (5%) or more compared with reported Net Sales by the Company to the Former Stockholders Committee, Parent shall pay for the cost of such audit. Nothing in this Section 5.03 shall be deemed to require Parent to keep any books of account or records other than those which it maintains in the ordinary course of business, to retain any such books of account or records for any period in excess of the period for which Parent retains such records in the ordinary course of business, or to provide access to any books and records of the Parent other than those specified above.

Section 5.04. Milestone 3 Earn-out Payments. (a) As additional consideration to the Earn-out Recipients, upon the later to occur of (i) the achievement of Milestone 3 or (ii) the Effective Time, provided that Milestone 3 has been achieved, Parent shall pay or cause to be paid to each Earn-out Recipient as soon as practicable thereafter, either (x) a number of shares of Parent Common Stock having a value (based on the Average Parent Stock Price prior to the date of payment) equal to the number of shares of Common Stock purchased by Parent or Purchaser from such Earn-out Recipient pursuant to the Option or the Offer or converted into the right to receive Consideration pursuant to Section 4.04 multiplied by $0.50 or (y) an amount of cash equal to the number of shares of Common Stock purchased by Parent or Purchaser from such Earn-out Recipient pursuant to the Option or the Offer or converted into the right to receive Consideration pursuant to Section 4.04 multiplied by $0.50 (such payments calculated pursuant to either clause (x) or (y), the "Milestone 3 Earn-out Payment"). Parent shall have the right to determine whether the Milestone 3 Earn-out Payment takes the form provided for in (x) or (y), but shall provide the same form of compensation to all Earn-out Recipients. Notwithstanding the foregoing, to the extent the achievement of Milestone 3 occurs before Parent has exercised an Option, upon exercise of an Option, the Cash Consideration or Exchange Ratio, as applicable, shall include the amount of the Milestone 3 Earn-out Payment owing pursuant to this Section 5.04.

         (b) For each of the tests referred to in Milestone 3, all of the devices that are being tested in such test shall be tested by each Disinterested Physician in the same test fixtures/models during the same testing session. The Company and Parent shall agree on which models will be used on or before January 1, 2004, and the Company shall be granted reasonable access to those models for the purpose of preparing its devices for satisfaction of Milestone 3. The Company and Parent also agree as follows:

(i) On or before December 15, 2003, Parent and either the Company, if the Disinterested Physicians are selected prior to the exercise of an Option, or the Former Stockholders Committee, if the Disinterested Physicians are selected after the exercise of an Option, shall by mutual agreement select the Disinterested Physicians. If Parent and either the Company or the Former Stockholders Committee, as the case may be, are unable to agree on the Disinterested Physicians by December 15, 2003, Parent shall appoint one of the Disinterested Physicians, the Company or the Former Stockholders Committee, as the case may be, shall appoint another of the Disinterested Physicians and such Disinterested Physicians designated by Parent and the Company or the Former Stockholders Committee, as the case may be, shall select by mutual agreement, within 10 business days of their selection, the third Disinterested Physician who is not affiliated with either the Company or Parent, including as a medical director, consultant or employee.

(ii) On or before January 15, 2004, Parent and the Company or the Former Stockholders Committee, as the case may be, shall agree on the method of testing to be used, the fixtures and models to be used in the testing, the Comparative Devices to be used in the testing and the location of testing (such determinations, the "Testing Parameters"); provided, that the test of the Clot Retrieving Device in the animal model shall be performed at the Barrow Neurological Institute in Phoenix, Arizona or another location mutually acceptable to Parent and the Company or the Former Stockholders Committee, as the case may be, and the test of the Clot Retrieving Device in the vascular bench model shall be performed at a neutral third party facility. If Parent and the Company or the Former Stockholders Committee, as the case may be, are unable to agree on the Testing Parameters by January 15, 2004, then the Disinterested Physicians shall select, by majority vote, on or before March 1, 2004, between each item of the Testing Parameters proposed by Parent and each item of the Testing Parameters proposed by the Company or the Former Stockholders Committee, as the case may be. When Parent and the Company (or the Former Stockholders Committee) or the Disinterested Physicians, as the case may be, determine the models to be used in the testing, the same models shall be made available to the Company, the Former Stockholders Committee (if applicable) and Parent for testing at reasonable times and locations. After coordinating with the Disinterested Physicians and upon not fewer than 60 days advance notice, the Company or the Former Stockholders Committee, as the case may be, shall notify Parent of the date, time, place, and parameters of any scheduled test.

(iii) Immediately following each test, each of the Disinterested Physicians shall prepare a report summarizing the test, stating such Disinterested Physician's opinion as to the superiority of the Clot Retrieving Device over the Comparative Devices in each of the following categories: ease of use, safety and efficacy, and, if necessary, identifying in such Disinterested Physician's independent opinion any commercially reasonable and technically feasible additional developments to the Clot Retrieving Device that would render the Clot Retrieving Device superior to the Comparative Devices. The Company or the Former Stockholders Committee, as the case may be, may schedule any number of tests and retests on or before September 30, 2004 and any number of retests on or before December 31, 2004.

(iv) The costs and expenses of the Disinterested Physicians shall be borne equally by Parent and the Company; provided that Parent shall not be obligated to contribute any monies for more than an aggregate of five tests and retests.

Section 5.05. Disputes. In the event that Parent and the Company are unable to reach agreement with respect to any material issue with respect to the achievement of Milestone 2 or Milestone 3, the appropriate senior officer of Parent with knowledge of the embolic protection business of Parent and the Stockholders' Representative shall consult with each other and attempt to resolve such issue within 30 calendar days. Any issue that has not been resolved in accordance with this Section 5.05 shall be resolved, if applicable, in accordance with Section 12.08.

                                   Article VI
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in the Company Disclosure Schedule (the "Company Disclosure Schedule"), which has been prepared and delivered by the Company to Parent and Purchaser prior to the execution and delivery of this Agreement, the Company hereby represents and warrants to Parent and Purchaser that:

Section 6.01. Organization and Qualification; Subsidiaries. (a) Each of the Company and Rubicon Medical, Inc., a Utah corporation (the "Subsidiary"), is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and its Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not prevent or materially delay consummation of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Company Material Adverse Effect.

         (b) The Subsidiary is the only subsidiary of the Company and the Company owns all of the outstanding capital stock of the Subsidiary. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

Section 6.02. Certificate of Incorporation and By-laws. The Company has heretofore furnished to Parent a complete and correct copy of the Certificate of Incorporation and the By-laws, each as amended to date, of the Company and the Subsidiary. Such Certificates of Incorporation and By-laws are in full force and effect. Neither the Company nor its Subsidiary is in material violation of any of the provisions of its Certificate of Incorporation or By-laws.

Section 6.03. Capitalization. The authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share ("Company Preferred Stock"). As of the date of this Agreement, (i) 54,773,334 shares of Common Stock are issued and outstanding (excluding Common Stock issued pursuant to the Company Stock Option
Plan), all of which are validly issued, fully paid and nonassessable, (ii) no shares of Common Stock are held in the treasury of the Company and (iii) 6,000,000 shares of Common Stock have been issued pursuant to, or are reserved for future issuance pursuant to, outstanding employee stock options or stock incentive rights granted pursuant to the Company Stock Option Plan. Other than the Preferred Stock issued to Purchaser on the date hereof pursuant to Section 2.01, as of the date of this Agreement, no shares of Company Preferred Stock are issued and outstanding. Except for the Option or as set forth in this Section 6.03, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or its Subsidiary or obligating the Company or its Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or its Subsidiary. The Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which the Company has granted such Company Stock Options that are currently outstanding. All shares of Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or its Subsidiary to repurchase, redeem or otherwise acquire any shares of Common Stock or any capital stock of its Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, its Subsidiary or any other person. Except as set forth in Section 6.03(a) of the Company Disclosure Schedule, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Option as a result of the Merger. All outstanding shares of Common Stock, all outstanding Company Stock Options, and all outstanding shares of capital stock of the Subsidiary have been issued and granted in material compliance with (y) all applicable securities laws and other Laws and (z) all requirements set forth in applicable contracts.

         (b) Except as set forth in Section 6.03(b) of the Company Disclosure Schedule, each outstanding share of capital stock of the Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, rights of first offer, agreements, limitations on the Company's or its Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

         (c) The shares of Preferred Stock issued pursuant to Article II (i) have been duly authorized, validly issued, are fully paid and non-assessable and are not subject to any Liens or preemptive rights created by statute, the Company's Certificate of Incorporation or By-laws or any agreement to which the Company is a party or is bound and (ii) are exempt from the registration requirements of the Securities Act and registered or exempt from registration under applicable state securities or "blue sky" laws ("Blue Sky Laws").

Section 6.04. Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of Common Stock, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor rights and general equitable and public policy principles. The Company does not have a class of voting stock that is (i) listed on a national securities exchange, (ii) authorized for quotation on the NASDAQ Stock Market or (iii) held of record by more than 2,000 stockholders.

Section 6.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or any equivalent organizational documents of the Company or its Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 6.05(b) have been obtained and all filings and obligations described in Section 6.05(b) have been made, conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order ("Law") applicable to the Company or its Subsidiary or by which any property or asset of the Company or its Subsidiary is bound or affected or
(iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or its Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay consummation of the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Company Material Adverse Effect.

         (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a "Governmental Authority"), except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, state takeover laws, non-U.S. antitrust laws, filing and recordation of appropriate merger documents as required by the DGCL and the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Transactions, or otherwise prevent or materially delay the Company from performing its obligations under this Agreement, and would not have a Company Material Adverse Effect.

Section 6.06. Permits; Compliance. (a) Each of the Company and its Subsidiary is in possession of all registrations, franchises, grants, authorizations (including marketing authorizations), licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or its Subsidiary to manufacture, market, sell, or distribute the Company Products (as defined in Section 6.06(b)), or to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not prevent or materially delay consummation of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or would not have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. Neither the Company nor its Subsidiary is in conflict with, or in default, breach or violation of, in any material respect, (i) any Law applicable to the Company or its Subsidiary or by which any property or asset of the Company or its Subsidiary is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, Company Permit, franchise or other instrument or obligation to which the Company or its Subsidiary is a party or by which the Company or its Subsidiary or any property or asset of the Company or its Subsidiary is bound.

         (b) (i) With respect to the products of the Company and its Subsidiary and, to the extent applicable, products under development (collectively, the "Company Products"), (A) the Company or its Subsidiary has obtained, unless otherwise exempt, all necessary and applicable approvals for the operation of its business as currently conducted, clearances, authorizations, licenses and registrations required by United States or foreign governments or government agencies, to permit the design, development, pre-clinical and clinical testing, manufacture, labeling, sale, distribution and promotion of the Company Products (the "Activities to Date") with respect to each Company Product (collectively, the "Company Licenses"); (B) the Company and its Subsidiary are in compliance in all material respects with all terms and conditions of each Company License and with all Law pertaining to the Activities to Date with respect to each Company Product which is not required to be the subject of a Company License; (C) the Company and its Subsidiary are in compliance in all material respects with all Laws regarding registration, license, certification for each site at which a Company Product is manufactured, labeled, sold or distributed; and (D) to the extent any Company Product has been exported from the United States, the Company has exported such Company Product in compliance in all material respects with Law; (ii) all manufacturing operations relating to a Company Product performed by and, with respect to manufacturing operations relating to a Company Product performed on behalf of the Company have been and are being conducted in all material respects in compliance with applicable current good manufacturing practices and regulations issued by the U.S. Food and Drug Administration (the "FDA") and, to the extent applicable, counterpart regulations in the European Union and all other countries where compliance is required; (iii) all non-clinical and clinical laboratory studies of Company Products under development, sponsored by the Company and intended to be used to support regulatory clearance or approval, have been and are being conducted in compliance in all material respects with the current good laboratory practice regulations of Governmental Authorities in the United States and, to the extent applicable, counterpart regulations in the European Union and all other countries; and (iv) the Company and its Subsidiary are in compliance in all material respects with all applicable reporting requirements for all Company Licenses or plant registrations described in clause (i) above, including applicable adverse event reporting requirements in the United States and outside of the United States under Law.

         (c) To the knowledge of the Company, no filing or submission to the FDA or any other Governmental Authority with regard to the Company Products that is the basis for any approval or clearance contains any material omission or materially false information.

         (d) The Company is in material compliance with all FDA and non-United States equivalent agencies and similar state and local Laws of Governmental Agencies applicable to the maintenance, compilation and filing of reports, including medical device reports, with regard to the Company Products. Section 6.06(d) of the Company Disclosure Schedule sets forth a list of all applicable adverse event reports related to the Company Products, including any Medical Device Reports (as defined in 21 CFR 803).

         (e) The Company has not received any written notice or other written communication from the FDA or any other Governmental Authority (i) contesting the pre-market clearance or approval of, the uses of or the labeling and promotion of any of the Company Products or (ii) otherwise alleging any violation of any Laws by the Company.

Section 6.07. SEC Filings; Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since December 7, 2000, and has heretofore delivered to Parent, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended December 7, 2001 and 2002, respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, 2003 and June 30, 2003, (iii) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (ii) above) filed by the Company with the SEC since December 7, 2000 (the forms, reports and other documents referred to in clauses
(i), (ii) and (iii) above being, collectively, the "Company SEC Reports"). The Company SEC Reports (y) were prepared in all material respects in accordance with either the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (z) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Subsidiary is not required to file any form, report or other document with the SEC.

         (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiary as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which would not have had, and would not have, a Company Material Adverse Effect).

         (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and its Subsidiary as at December 31, 2002, including the notes thereto (the "2002 Balance Sheet"), neither the Company nor its Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations, incurred in the ordinary course of business consistent with past practice since the 2002 Balance Sheet, which would not prevent or materially delay consummation of the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Company Material Adverse Effect.

         (d) Except as set forth in Section 6.07(d) of the Company Disclosure Schedule, the Company has heretofore furnished to Parent complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

Section 6.08. Absence of Certain Changes or Events. (a) From December 31, 2002 to the date of this Agreement, except as expressly contemplated by this Agreement, (i) the Company and its Subsidiary have conducted their businesses only in the ordinary course and in a manner consistent with past practice and
(ii) neither the Company nor its Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 8.01.

         (b) From December 31, 2002, except as expressly contemplated by this Agreement, there has not been any Company Material Adverse Effect.

Section 6.09. Absence of Litigation. There is no litigation, suit, claim, action, proceeding or investigation (an "Action") pending or, to the knowledge of the Company, threatened against the Company or its Subsidiary, or any property or asset of the Company or its Subsidiary, before any Governmental Authority. Neither the Company nor its Subsidiary nor any property or asset of the Company or its Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 6.10. Employee Benefit Plans. Section 6.10(a) of the Company Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, change of control, retention, severance or other benefit plans, programs or arrangements, and all employment, termination, service, severance or other contracts or agreements to which the Company or its Subsidiary is a party, with respect to which the Company or its Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or its Subsidiary for the benefit of any current or former employee, officer, independent contractor or director of the Company or its Subsidiary, (ii) each employee benefit plan for which the Company or its Subsidiary could incur liability in the event such plan has been or were to be terminated, and (iii) any contracts, arrangements or understandings between the Company or its Subsidiary and any current or former officer, employee, independent contractor or director of the Company or its Subsidiary, including any contracts, arrangements or understandings relating in any way to a sale of the Company or its Subsidiary (collectively, the "Plans"). Each Plan is in writing and the Company has furnished to Parent a true and complete copy of each Plan and has delivered to Parent a true and complete copy of each document, if any, prepared in connection with each such Plan, including
(i) a copy of each trust or other funding arrangement, (ii) each latest summary plan description and summary of material modifications, if any, (iii) the three most recently filed Internal Revenue Service ("IRS") Forms 5500, (iv) the most recently received IRS determination letter for each such Plan, and (v) the three most recently prepared financial statements in connection with each such Plan, if any. Neither the Company nor its Subsidiary has any express or implied commitment (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual, or
(iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

         (b) The Company has not now or at any time maintained, sponsored or contributed to (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or its Subsidiary could incur liability under Section 4063 or 4064 of ERISA. None of the Plans is subject to Title IV of ERISA. Except as disclosed on Section 6.10(b) of the Company Disclosure Schedule, none of the Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates the Company or its Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially in connection with any transaction contemplated by this Agreement, or (iii) obligates the Company or its Subsidiary to make any payment or provide any benefit as a result of a "change in control", within the meaning of such term under Section 280G of the Code. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer, independent contractor or director of the Company or its Subsidiary.

         (c) Each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all Laws, including ERISA and the Code. The Company has not received any written notice or other written communication of any action pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could reasonably be expected to give rise to any such Action.

         (d) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the IRS that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect, or could reasonably be expected to affect, the qualified status of any such Plan or the exempt status of any such trust.

         (e) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan.

         (f) All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes, no such deduction has been challenged or disallowed by any Governmental Authority and no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.

         (g) Except as set forth in Section 6.10(g) of the Company Disclosure Schedule and other than the Company Stock Options, there are no other equity related awards outstanding under the Company Stock Option Plan or under any other plan, program, contract, agreement or arrangement.

         (h) Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

Section 6.11. Labor and Employment Matters. (i) There are no controversies pending or threatened in writing between the Company or its Subsidiary and any of their respective employees; (ii) neither the Company nor its Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiary, nor are there any activities or proceedings of any labor union to organize any such employees;
(iii) neither the Company nor its Subsidiary has breached or otherwise failed to comply with any provision of any such agreement or contract, and there are no grievances outstanding against the Company or its Subsidiary under any such agreement or contract; (iv) there are no unfair labor practice complaints pending or threatened in writing against the Company or its Subsidiary before the National Labor Relations Board or comparable state agency or any current union representation questions involving employees of the Company or its Subsidiary; and (v) there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or its Subsidiary.

         (b) The Company and its Subsidiary (i) are in compliance with all Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and (ii) have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees or former employees of the Company or its Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. The Company and its Subsidiary have paid in full to all employees or former employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such persons, and the Company has not received any written notice or other written communication of any claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened in writing before any Governmental Authority with respect to any persons currently or formerly employed by the Company or its Subsidiary. Neither the Company nor its Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees, former employees or employment practices. The Company has not received any written notice or other written communication of any charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened in writing with respect to the Company. The Company has not received any written notice or other written communication of any charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened in writing before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or its Subsidiary has employed or employ any person.

         (c) Except as set forth in Section 6.11(c) of the Company Disclosure Schedule, all independent contractors, officers and salaried current and former employees of the Company and its Subsidiary are under written obligation to the Company and its Subsidiary to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company and its Subsidiary all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

Section 6.12. Real Property and Leases. (a) The Company and its Subsidiary have sufficient title to all their real property assets to conduct their respective businesses as currently conducted or as contemplated to be conducted, with only such exceptions as would not have a Company Material Adverse Effect.

         (b) Neither the Company nor its Subsidiary owns any real property. Each parcel of real property leased by the Company or its Subsidiary (i) is leased free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind against the Company or its Subsidiary, including any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer applicable to the Company or its Subsidiary (collectively, "Liens"), other than (A) Liens for current taxes and assessments not yet past due, (B) inchoate mechanics' and materialmen's Liens for construction in progress, (C) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or its Subsidiary consistent with past practice, (D) Liens set forth in the Company's or its Subsidiary's lease to such real property and (E) all matters of record, Liens and other imperfections of title and encumbrances that would not have a Company Material Adverse Effect, and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

         (c) All leases of real property leased for the use or benefit of the Company or its Subsidiary to which the Company or its Subsidiary is a party are in full force and effect and have not been modified or amended, and there exists no default under any such lease by the Company or its Subsidiary, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company or its Subsidiary, except as would not have a Company Material Adverse Effect.

Section 6.13. Intellectual Property. (a) Section 6.13(a) of the Company Disclosure Schedule sets forth a true and complete list of all (i) patents granted, assigned, licensed or pending to the Company (ii) registered and pending trademarks for the Company.

(b) Except as set forth in Section 6.13(b) of the Company Disclosure Schedule, the operation of the business of the Company as currently conducted or as contemplated to be conducted does not, to the knowledge of the Company, interfere with, conflict with, infringe upon, misappropriate or otherwise violate the Intellectual Property rights of any third party in any material respect, and no Action is pending or, to the knowledge of the Company, threatened alleging that the operation of such business interferes with, conflicts with, infringes upon, misappropriates or otherwise violates the Intellectual Property rights of any third party.

(c) The Company is the sole owner of the entire right, title and interest in and to, the Company Owned Intellectual Property or has a valid license or other legal right under the Company Licensed Intellectual Property subject to the terms of the license agreements governing the Company Licensed Intellectual Property, used in the ordinary course of its business as presently conducted or as contemplated by the Company to be conducted.

(d) (i) To the knowledge of the Company, the Company Owned Intellectual Property and any Intellectual Property licensed to the Company under the Company Licensed Intellectual Property are valid or enforceable, and (ii) the same have not been adjudged invalid or unenforceable in whole or in part. The Company Owned Intellectual Property and the Company Licensed Intellectual Property constitute all of the Intellectual Property material to the operation of the business of the Company as currently conducted or as currently contemplated by the Company to be conducted.

(e) No Actions have been asserted, are pending, or, to the knowledge of the Company, threatened against the Company (i) based upon or challenging or seeking to deny or restrict the ownership by or license rights of the Company of any of the Company Owned Intellectual Property or Company Licensed Intellectual Property, (ii) alleging that any services provided by, processes used by, or products manufactured or sold by the Company infringe or misappropriate any Intellectual Property right of any third party or (iii) alleging that the Company Licensed Intellectual Property is being licensed or sublicensed in conflict with the terms of any license or other agreement.

(f) As of the date of this Agreement, no investigation taken by the Company with assistance of counsel has led the Company to conclude that any person is engaging in any activity that infringes or misappropriates the Company Owned Intellectual Property or Company Licensed Intellectual Property. Except as set forth in Section 6.13(f) of the Company Disclosure Schedule, the Company has not granted any license or other right to any third party with respect to the Company Owned Intellectual Property or Company Licensed Intellectual Property. The execution, delivery and performance of this Agreement and the consummation of the Transactions by the Company will not breach, violate or conflict with any instrument or agreement concerning the Company Owned Intellectual Property and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Company Owned Intellectual Property or materially impair the right of Parent to license or dispose of, or to bring any action for the infringement of, any material Company Owned Intellectual Property.

(g) The Company has delivered or made available to Parent correct and complete copies of all the licenses of the Company Licensed Intellectual Property, other than licenses of commercial off-the-shelf computer software. With respect to each such license:

         (i) with respect to any counterparty to the Company, to the knowledge of the Company, and with respect to the Company, such license is valid and binding and in full force and effect and represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such license;

         (ii) except as set forth in Section 6.13(g) of the Company Disclosure Schedule, such license will not cease to be valid and binding and in full force and effect on terms identical in all material respects to those currently in effect as a result of the consummation of the Transactions, nor will the consummation of the Transactions constitute a breach or default under such license or otherwise so as to give the licensor a right to terminate such license;

         (iii) the Company has not (A) received any notice of termination or cancellation under such license, (B) received any notice of breach or default under such license, which breach has not been cured or (C) granted to any other third party any rights, adverse or otherwise, under such license that would constitute a material breach of such license; and

         (iv) neither the Company nor, to the knowledge of the Company, any other party to such license is in material breach or default thereof, and no event has occurred that, with notice or lapse of time, would constitute such a material breach or default or permit termination, modification or acceleration under such license.

(h) The Company and its Subsidiary have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of their trade secrets and other confidential Intellectual Property. Except as set forth in Section 6.13(h) of the Company Disclosure Schedule, to the knowledge of the Company, (i) there has been no misappropriation of any material trade secrets or other material confidential Company Owned Intellectual Property by any person; (ii) no employee, independent contractor or agent of the Company has misappropriated any trade secrets of any other person in the course of such performance as an employee, independent contractor or agent; and (iii) no employee, independent contractor or agent of the Company is in material default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Company Owned Intellectual Property.

Section 6.14. Taxes. The Company and its Subsidiary have filed all Tax Returns required to be filed by them and have paid and discharged all Taxes required to be paid or discharged, other than (a) such payments as are being contested in good faith by appropriate proceedings and (b) such filings, payments or other occurrences that would not, individually or in the aggregate, have a Company Material Adverse Effect. All such Tax Returns are true, accurate and complete. Neither the IRS nor any other United States or non-United States taxing authority or agency is now asserting or, to the knowledge of the Company, threatening to assert against the Company or its Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith. Neither the Company nor its Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes reflected in the financial statements in the Company SEC Reports are adequate to cover all Taxes accruable through the date thereof (including interest and penalties, if any, thereon) in accordance with GAAP. Neither the Company nor its Subsidiary has any liability for the Taxes of any other person (other than the Company and its Subsidiary) by reason of having joined in the filing of a consolidated, combined or unitary Tax Return, by contract, by transferee liability or otherwise. There are no Tax liens upon any property or assets of the Company or its Subsidiary except liens for current Taxes not yet due. Neither the Company nor its Subsidiary has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or its Subsidiary, and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case which adjustment or change would have a Company Material Adverse Effect. Neither the Company nor its Subsidiary has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under Section 355(e) of the Code within the past five years. Neither the Company nor its Subsidiary has received a notice from a taxing authority for a jurisdiction in which a Tax Return has not been filed asserting that, or inquiring as to whether, the filing of such a Tax Return may be required.

Section 6.15. Environmental Matters. Except as would not have a Company Material Adverse Effect, (a) neither the Company nor its Subsidiary has violated and is in violation of any Environmental Law; (b) none of the real property assets currently or formerly owned, leased or operated by the Company or its Subsidiary (including soils and surface and ground waters) are contaminated with any Hazardous Substance; (c) neither the Company nor its Subsidiary is actually, potentially or allegedly liable for any off-site contamination by Hazardous Substances; (d) neither the Company nor its Subsidiary is actually, potentially or allegedly liable under any Environmental Law (including pending or threatened liens); (e) the Company and its Subsidiary have all permits, licenses and other authorizations required under any Environmental Law ("Environmental Permits");
(f) the Company and its Subsidiary are in compliance with their Environmental Permits; and (g) neither the execution of this Agreement nor the consummation of the Transactions will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law or Environmental Permit.

Section 6.16. Material Contracts. Section 6.16(a) of the Company Disclosure Schedule sets forth a list of the following types of contracts and agreements to which the Company or its Subsidiary is a party (such contracts, agreements and arrangements as are required to be set forth in Section 6.16(a) of the Company Disclosure Schedule being the "Material Contracts"):

(i) each contract and agreement which is likely to involve consideration of more than $50,000, in the aggregate, over the remaining term of such contract or agreement;

(ii) all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or its Subsidiary is a party;

(iii) all management contracts (excluding contracts for employment) and contracts with consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or its Subsidiary or income or revenues related to any Company Product to which the Company or its Subsidiary is a party;

(iv)     all contracts and agreements evidencing indebtedness;

(v) all contracts and agreements with any Governmental Authority to which the Company or its Subsidiary is a party;

(vi) all contracts and agreements that limit, or purport to limit, the ability of the Company or its Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

(vii)    all contracts and agreements providing for benefits under any Plan;

(viii) all material contracts or arrangements that result in any person or entity holding a power of attorney from the Company or its Subsidiary that relates to the Company, its Subsidiary or their respective businesses;

(ix)     all contracts for employment;

(x)      all contracts with any stockholders or their affiliates; and

(xi) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company and its Subsidiary, taken as a whole, or the conduct of their respective businesses, or the absence of which would prevent or materially delay consummation of the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or would have a Company Material Adverse Effect.

         (b) Except as would not prevent or materially delay consummation of the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Company Material Adverse Effect, (i) each Material Contract is a legal, valid and binding agreement, and none of the Material Contracts is in default by its terms or, to the knowledge of the Company, has been canceled by the other party; (ii) to the Company's knowledge, no other party is in breach or violation of, or default under, any Material Contract; (iii) the Company and its Subsidiary are not in receipt of any claim of default under any such agreement; and (iv) neither the execution of this Agreement nor the consummation of any Transaction shall constitute default, give rise to cancellation rights, or otherwise adversely affect any of the Company's rights in any material respect under any Material Contract. The Company has furnished or made available to Parent true and complete copies of all Material Contracts, including any amendments thereto, as set forth in
Section 6.16(b) of the Company Disclosure Schedule.

Section 6.17. Insurance. Section 6.17(a) of the Company Disclosure Schedule sets forth, with respect to each insurance policy under which the Company or its Subsidiary has been an insured, a named insured or otherwise the principal beneficiary of coverage at any time within the past three years, (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium charged.

         (b) With respect to each such insurance policy: (i) to the knowledge of the Company, the policy is legal, valid, binding and enforceable in accordance with its terms (subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditor rights and for general equitable and public policy principles), and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor its Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

         (c) At no time subsequent to July 31, 2000 has the Company or its Subsidiary (i) been denied any insurance or indemnity bond coverage which it has requested, (ii) made any material reduction in the scope or amount of its insurance coverage or (iii) received notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in prior years or that any insurance coverage listed in Section 6.17(a) of the Company Disclosure Schedule will not be available in the future substantially on the same terms as are now in effect.

Section 6.18. Information to Be Supplied. (a) Each of the documents required to be filed by the Company with the SEC in connection with the Offer, the Merger and the other Transactions will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and applicable rules and regulations thereunder. Each of the documents required to be filed by the Company with the SEC in connection with the Offer, the Merger and the other Transactions, and any of the information supplied or to be supplied by the Company or its Subsidiary or their representatives for inclusion or incorporation by reference in the Offer Documents or the Merger Registration Statement, will not, on the date of its filing or mailing or, in the case of the Merger Proxy Statement/Prospectus, at the time of the Company Stockholders' Meeting or, in the case of the Offer Documents, at the time the Offer is commenced or at the time Shares are accepted for exchange pursuant to the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or its Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Offer Documents, the Merger Registration Statement or the Merger Proxy Statement/Prospectus, the Company shall promptly inform Parent.

         (b) Notwithstanding the foregoing provisions of this Section 6.18, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Offer Documents, Merger Registration Statement, the Merger Proxy Statement/Prospectus or the Schedule TO based on information supplied by or on behalf of Parent or Purchaser for inclusion or incorporation by reference therein or based on information which is not made in or incorporated by reference in such documents but which should have been disclosed pursuant to Section 7.10.

Section 6.19. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 6.20. Opinion of Advisor. The Company has received the opinion of Duff & Phelps LLC, dated the date of this Agreement, to the effect that, as of the date hereof, the Consideration is fair, from a financial point of view, to the stockholders of the Company.

                                  Article VII

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

         Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company that:

Section 7.01. Corporate Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the Merger or otherwise prevent or materially delay Parent or Purchaser from performing their obligations under this Agreement and would not have a Parent Material Adverse Effect.

Section 7.02. Certificate of Incorporation and By-laws. Parent has heretofore furnished to the Company a complete and correct copy of the Certificate of Incorporation and the By-laws of Parent and the Certificate of Incorporation and By-laws of Purchaser, each as amended to date. Such Certificates of Incorporation and By-laws are in full force and effect. Neither Parent nor Purchaser is in violation of any of the provisions of its Certificate of Incorporation or By-laws.

Section 7.03. Capitalization. (a) The authorized common stock of Parent consists of 1,200,000,000 shares of Parent Common Stock. As of the date of this Agreement, (i) 410,055,795 shares of Parent Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and
(ii) 4,837,618 shares of Parent Common Stock are held in the treasury of Parent. Except as set forth in this Section 7.03, except for stock options granted pursuant to the stock option plans of Parent and except for contingent payments associated with certain business combinations, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or Purchaser or obligating Parent or Purchaser to issue or sell any shares of capital stock of, or other equity interests in, Parent or Purchaser. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. There are no outstanding contractual obligations of Parent or Purchaser to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital stock of Purchaser. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, Purchaser or any other person.

         (b) The authorized capital stock of Purchaser consists of 1,000 shares of common stock, par value $0.01 per share, all of which are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereof and all of which are owned by Parent. Each outstanding share of capital stock of Purchaser is duly authorized, validly issued, fully paid and non-assessable.

         (c) The Share Consideration, including the shares of Parent Common Stock, if any, to be issued pursuant to the Exchange Offer and the Merger (i) will be duly authorized, validly issued, fully paid and non-assessable and not subject to any Liens or preemptive rights created by statute, Parent's Certificate of Incorporation or By-laws or any agreement to which Parent is a party or is bound and (ii) will, when issued, be registered under the Securities Act and registered or exempt from registration under applicable Blue Sky Laws.

Section 7.04. Authority Relative to this Agreement. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, if it exercises an Option, to consummate the Transactions. The execution and delivery of this Agreement by Parent and Purchaser have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor rights and general equitable and public policy principles.

Section 7.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or other organizational documents of either Parent or Purchaser, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 7.05(b) have been obtained and all filings and obligations described in Section 7.05(b) have been made, conflict with or violate any Law applicable to Parent or Purchaser or by which any property or asset of either of them is bound or affected or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any property or asset of either of them is bound or affected, except, with respect to clause
(iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay consummation of the Transactions or otherwise prevent or materially delay Parent and Purchaser from performing their obligations under this Agreement and would not have a Parent Material Adverse Effect.

         (b) The execution and delivery of this Agreement by Parent and Purchaser does not, and the performance of this Agreement by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws and state takeover laws, non-U.S. antitrust laws, the HSR Act and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Transactions, or otherwise prevent Parent or Purchaser from performing their material obligations under this Agreement.

Section 7.06. Permits; Compliance. Each of Parent and Purchaser is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Parent or Purchaser to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Parent Permits"), except where the failure to have, or the suspension or cancellation of, any of the Parent Permits would not prevent or materially delay consummation of the Transactions or otherwise prevent or materially delay Parent from performing its obligations under this Agreement or would not have a Parent Material Adverse Effect. No suspension or cancellation of any of the Parent Permits is pending or, to the knowledge of Parent, threatened. Neither Parent nor Purchaser is in conflict with, or in default, breach or violation of, (a) any Law applicable to Parent or Purchaser or by which any property or asset of Parent or Purchaser is bound or affected or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Parent Permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any property or asset of Parent or Purchaser is bound.

Section 7.07. SEC Filings; Financial Statements. (a) Parent has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 2000 (collectively, the "Parent SEC Reports"). The Parent SEC Reports (i) were prepared in all material respects in accordance with either the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not have, a Parent Material Adverse Effect).

Section 7.08. Absence of Certain Changes or Events. Since December 31, 2002, except as expressly contemplated by this Agreement, there has not been any Parent Material Adverse Effect.

Section 7.09. Operations of Purchaser. Purchaser is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

Section 7.10. Information to Be Supplied. (a) Each of the Schedule TO and the other documents required to be filed by Parent with the SEC in connection with the Offer and the Merger shall comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and applicable rules and regulations thereunder. Each of the Schedule TO and the other documents required to be filed by the Company with the SEC in connection with the Offer, the Merger and the other Transactions and any information supplied or to be supplied by Parent or its subsidiaries or their representatives for inclusion or incorporation by reference in the Offer Documents or the Merger Registration Statement/Prospectus will not, on the date of its filing or mailing or at the time they become effective under the Securities Act or, in the case of the Exchange Offer Registration Statement, on the dates the Offer Documents are mailed to stockholders of the Company and at the time Shares are accepted for exchange pursuant to the Offer and, in the case of the Merger Registration Statement, at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or Purchaser, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Offer Documents, the Merger Registration Statement or the Merger Proxy Statement/Prospectus, Parent shall promptly inform the Company.

         (b) Notwithstanding the foregoing provisions of this Section 7.10, no representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Offer Documents, the Merger Registration Statement, the Merger Proxy Statement/Prospectus or the Schedule TO based on information supplied by or on behalf of the Company or its Subsidiary for inclusion or incorporation by reference therein or based on information which is not made in or incorporated by reference in such documents but which should have been disclosed pursuant to Section 6.18.

Section 7.11. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Purchaser.

Section 7.12. Financial Projections. Each of Parent and Purchaser has conducted its own independent review and analysis of the financial prospects of the business and has not relied on any financial projections provided by the Company in connection with entering into this Agreement.

Section 7.13. Investor Representations. (a) Investment. Each of Parent and Purchaser is acquiring the shares of Preferred Stock for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement, each of Parent and Purchaser has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof. Each of such Parent and Purchaser is an "accredited investor" as defined in Rule 501(a) under the Securities Act. Each of such Parent and Purchaser understands that the Preferred Stock has not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the representations as expressed herein. Parent and Purchaser further understand that there is no assurance that any exemption from the Securities Act will be available or, if available, that such exemption will allow Parent or Purchaser to dispose of or otherwise transfer any or all of the Preferred Stock in the amounts or at the times they might propose. Parent and Purchaser know of no public solicitation or advertisement of an offer in connection with the proposed issuance and sale of the Preferred Stock.

         (b) No Public Market. Each of Parent and Purchaser understands that no public market now exists for the Preferred Stock issued by the Company and that the Company has made no assurances that a public market will ever exist for such Preferred Stock. Each of Parent and Purchaser acknowledges that the Preferred Stock must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available.

                                  Article VIII

                     CONDUCT OF BUSINESS PENDING THE MERGER

Section 8.01. Conduct of Business by the Company. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 8.01 of the Company Disclosure Schedule, unless Parent shall otherwise consent in writing:

(i) the businesses of the Company and its Subsidiary shall be conducted only in, and the Company and its Subsidiary shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; provided that the Company shall be entitled to establish and fund an account in the amount of $300,000 for the purpose of funding the costs and expenses incurred by the Former Stockholders Committee and the Stockholders' Representative in connection with performing their obligations hereunder; provided, further that any funds remaining in such account shall revert to the general account of the Company after the expiry of such obligations; and

(ii) the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and its Subsidiary, to keep available the services of the current officers, employees and consultants of the Company and its Subsidiary and to preserve the current relationships of the Company and its Subsidiary with customers, suppliers and other persons with which the Company or its Subsidiary has significant business relations.

         By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or as set forth in Section
8.01 of the Company Disclosure Schedule, neither the Company nor its Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld):

(a) engage in any activity that could impair Parent's or Purchaser's ability to exercise the Option or consummate the Transactions;

(b) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

(c) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of the Company or its Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or its Subsidiary, except for options issued in the ordinary course of business to employees of the Company in an amount not to exceed, in the aggregate, the amount authorized pursuant to the Company Stock Option Plan as of the date hereof, or (ii) any assets of the Company or its Subsidiary except for the sale of inventory in the ordinary course of business;

(d) except as expressly set forth in, and permitted by, Section 5.01, waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, reprice options granted under the Company Stock Option Plan or authorize cash payments in exchange for any options granted under such plan;

(e) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(f) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(g) (i) acquire (including by merger or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets; (iii) enter into any contract or agreement other than in the ordinary course of business and consistent with past practice; (iv) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $250,000 or capital expenditures which are, in the aggregate, in excess of $500,000 for the Company and its Subsidiary in any calendar year; (v) enter into any distribution or supply contract or agreement that is not terminable by the Company or its Subsidiary without penalty within 60 days; or (vi) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 8.01(g);

(h) except as provided in existing agreements between the Company and any director, officer or employee, copies of which have been provided to Parent prior to the date hereof, and except as required by Law, increase or promise to increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of the Company or its Subsidiary who are not directors or officers of the Company or its Subsidiary, or grant or promise to grant any severance or termination pay to, or enter into any employment, service retention, change of control or severance agreement with, any director, independent contractor, officer or other employee of the Company or of its Subsidiary, or establish, adopt, enter into or amend or promise to enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, service retention, change of control, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, independent contractor or employee;

(i) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures;

(j) make, revoke or change any Tax election or method of Tax accounting or settle or compromise any Tax liability;

(k) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the 2002 Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice;

(l) amend, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company's or its Subsidiary's rights thereunder;

(m) in-license any royalty-bearing Intellectual Property or license or sublicense to any person any Company Owned Intellectual Property or Company Licensed Intellectual Property;

(n) commence any Action other than an Action to enforce or to recover damages for breach of this Agreement without first consulting with Parent or agree to pay in any calendar year any royalties for Intellectual Property that exceed in the aggregate 7% of Net Sales in such calendar year; or

(o) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

Section 8.02. Intellectual Property. The Company shall maintain at least one pending U.S. patent application in each independent patent family until the expiration of the Option Period.

                                   Article IX
                              ADDITIONAL AGREEMENTS

Section 9.01. Access to Information; Confidentiality. (a) From the date of this Agreement until the Effective Time, the Company shall and shall cause its Subsidiary to: (i) provide to Parent (and Parent's officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, "Representatives") access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; (ii) furnish promptly to Parent such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as Parent or its Representatives may reasonably request; and (iii) without limiting the generality of the foregoing clauses (i) and (ii), the Company shall allow Parent to conduct in all respects a customary due diligence investigation, including a quality audit, operations audit and technical review and by December 31, 2003 testing of at least 30 Filters; provided, however, that the documents set forth in Section 9.01 of the Company Disclosure Schedule shall be provided only to Parent upon Parent's written request and upon receipt by the Company from Parent of reasonable assurances that Parent is requesting such documents in good faith and in contemplation of its exercise of the Options and consummation of the Transactions.

(b) All information obtained by Parent pursuant to this Section 9.01 shall be kept confidential in accordance with the Confidential Disclosure Agreement, dated December 16, 2002 (the "Confidentiality Agreement"), between Parent and the Subsidiary.

(c) No investigation pursuant to this Section 9.01 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

(d) Notwithstanding anything herein to the contrary, each party (and its representatives, agents and employees) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and, upon reasonable advance notice to the other party, may disclose to any person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure.

Section 9.02. No Solicitation of Transactions. (a) The Company shall not, directly or indirectly, and shall instruct its officers, directors, employees, Subsidiary, agents or advisors or other representatives (including any investment banker, attorney or accountant retained by it) not to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action knowingly to facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of such party or its Subsidiary, or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or its Subsidiary, to take any such action. The Company shall notify Parent promptly if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

(b) Notwithstanding anything to the contrary in this Section 9.02, the Company Board may furnish information to, and enter into discussions with, a person who has made an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction, if the Company Board has (i) determined, in its good faith judgment (after having received the advice of Duff & Phelps LLC or another financial advisor of nationally recognized reputation), that such proposal or offer constitutes a Superior Proposal (as defined below), (ii) determined, in its good faith judgment after consultation with independent legal counsel (who may be the Company's regularly engaged independent legal counsel), that, in light of such Superior Proposal, the furnishing of such information or entering into discussions is required to comply with its fiduciary obligations to the Company and its stockholders under Law, (iii) provided written notice to Parent at least three business days prior to taking any such action of (x) its intent to furnish information or enter into discussions with such person, (y) the identity of such person and (z) the terms and conditions of such proposal or offer and (iv) obtained from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement.

(c) A "Competing Transaction" means any of the following (other than the Transactions): (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or its Subsidiary; (ii) any sale, lease, exchange, transfer, license or other disposition of all or a substantial part of the assets of the Company or its Subsidiary; (iii) any sale, exchange, transfer or other disposition of 20% or more of any class of equity securities of the Company or its Subsidiary; (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of any class of equity securities of the Company or its Subsidiary; or (v) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay any of the Transactions.

(d) A "Superior Proposal" means an unsolicited written bona fide offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, share exchange, business combination or other similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction would hold less than 50% of the equity interest in the surviving or resulting entity of such transaction or (ii) the acquisition by any person or group (including by means of a tender offer or an exchange offer or a two-step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving the Company), directly or indirectly, of ownership of 100% of the then outstanding shares of stock of the Company, on terms (including conditions to consummation of the contemplated transaction) that the Company Board determines, in its good faith judgment (after having received the advice of Duff & Phelps LLC or another financial advisor of nationally recognized reputation), to be more favorable to the Company's stockholders than the Merger.

Section 9.03. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which could reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and (b) any failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 9.03 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 9.04. Company Affiliates. No later than five business days after the exercise of an Option, the Company shall deliver to Parent a list of names and addresses of those persons who were, in the Company's reasonable judgment, on such date, affiliates (within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act (each such person being a "Company Affiliate" )) of the Company. The Company shall provide Parent with such information and documents as Parent shall reasonably request for purposes of reviewing such list. In the event that an Exchange Offer is commenced, the Company shall use its reasonable best efforts to deliver or cause to be delivered to Parent, prior to the Initial Expiration Date, an affiliate letter in form reasonably satisfactory to Parent, executed by each of the Company Affiliates identified in the foregoing list and any person who shall, to the knowledge of the Company, have become a Company Affiliate subsequent to the delivery of such list.

Section 9.05. Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall
(i) if required, make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act and, if applicable, non-U.S. antitrust laws with respect to the Transactions and (ii) if Parent or Purchaser exercises any of the Options, use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under Laws or otherwise to consummate and make effective the Transactions, including using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and its Subsidiary as are necessary for the consummation of the Transactions and to fulfill the conditions to the Merger; provided that neither Purchaser nor Parent will be required by this Section 9.05 to take any action, including entering into any consent decree, hold separate orders or other arrangements, that (A) requires the divestiture of any assets of any of Purchaser, Parent, the Company or any of their respective subsidiaries or (B) limits Parent's freedom of action with respect to, or its ability to retain, the Company and its Subsidiary or any portion thereof or any of Parent's or its affiliates' other assets or businesses; provided further that nothing in this Agreement shall be deemed to require either Parent or Purchaser to exercise any Option. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

Section 9.06. NYSE Listing. Parent shall promptly prepare and submit to the NYSE a listing application covering the shares of Parent Common Stock to be issued in the Exchange Offer and in the Merger and shall use its reasonable best efforts to obtain as promptly as reasonably practicable approval for the listing of such shares of Parent Common Stock, subject to official notice of issuance to the NYSE, and the Company shall cooperate with Parent with respect to such listing.

Section 9.07. Public Announcements(a) . The initial press release or releases relating to this Agreement shall have been agreed to by each of Parent and the Company. Thereafter, (a) unless otherwise required by Law, the Company shall not issue any press release or otherwise make any public statements with respect to this Agreement, the Merger or any of the other Transactions without the prior written consent of Parent and (b) unless otherwise required by Law or the requirements of the NYSE, Parent shall not issue any press release or otherwise make any public statements with respect to this Agreement, the Merger or any of the other Transactions without the prior written consent of the Company.

Section 9.08. Management Team. Parent shall not terminate the employment of Linder as President and CEO, Linda D'Abate as Vice President of Clinical and Regulatory Affairs, Daryl Edmiston as Vice President of Research and Development, Ron Watkins as Vice President of Operations and Brian Woolf as Chief Financial Officer, other than for Cause, prior to the earlier of (a) the achievement of Milestone 1 and (b) the third anniversary of the date of this Agreement.

Section 9.09. Directors' and Officers' Indemnification. From and after the Effective Time or at any other time when Parent or Purchaser owns shares of Common Stock constituting a majority of the shares of outstanding Common Stock, Parent and Purchaser shall, and shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors, officers and Controlling Stockholders in effect immediately prior to the Effective Time and previously made available to Parent prior to the execution hereof, and any indemnification and limitation of liability provisions under the Company's Certificate of Incorporation and Bylaws as in effect immediately prior to the Effective Date, in each case to the extent that such agreements, Certificate of Incorporation and Bylaws are reasonably acceptable to Parent. Parent and Purchaser acknowledge that the Company Board has caused the Company to enter into this Agreement and to enter into the transactions contemplated hereby in reliance upon the covenants of Parent and Purchaser contained in this Section
9.09 and the further covenant by Parent and Purchaser not to challenge or cause the Company to challenge the validity or enforceability of such indemnity agreements entered into in accordance with the terms hereof. In the event the Company is unable or otherwise fails to meet its indemnification obligations to any director, officer or Controlling Stockholder under any of the indemnification agreements referred to in the first sentence of this Section
9.09 (the "Indemnification Agreements"), then Parent shall perform the indemnification obligations thereunder as to such director, officer or Controlling Stockholder as if Parent were the indemnitor under such Indemnification Agreement.

                                   Article X
                            CONDITIONS TO THE MERGER

Section 10.01. Conditions to the Merger. The obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) Option. Purchaser shall have (i) effected the Purchase Option Closing or (ii) exercised the Offer Option;

(b) Merger Registration Statement. If required, the Merger Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC;

(c) Stockholder Approval. If and to the extent required by the DGCL, this Agreement shall have been adopted by the affirmative vote of the requisite number of stockholders of the Company;

(d) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Parent or Purchaser or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the Transactions;

(e) Offer. Purchaser or its permitted assignee shall have accepted for exchange or payment, as the case may be, and exchanged and paid for, as the case may be, all Shares validly tendered and not withdrawn pursuant to the Offer;

(f) U.S. Antitrust Approvals and Waiting Periods. Any waiting period (and any extension thereof) applicable to the consummation of the Offer or the Merger under the HSR Act and, if applicable, non-U.S. antitrust laws shall have expired or been terminated; and

(g) NYSE Listing. The shares of Parent Common Stock to be issued in the Merger, if any, shall have been authorized for listing on the NYSE, subject to official notice of issuance.

                                   Article XI
                        TERMINATION, AMENDMENT AND WAIVER

Section 11.01. Termination. This Agreement shall or may be terminated and the Merger and the other Transactions may be abandoned, notwithstanding any requisite adoption of this Agreement by the stockholders of the Company in the following circumstances:

(a) automatically, if (i) neither Option has been exercised by the 90th day following the satisfaction of Milestone 1; (ii) neither Option has been exercised and 42 months have elapsed since the date hereof and, despite the use by the Company of its reasonable best efforts to satisfy Milestone 1, the FDA has denied approval for the Filter such that the conditions described in the definition of Milestone 1 shall not have occurred; provided that Parent may extend such 42-month period in additional 18-month increments by its (or its designee's) purchase from the Company of a debt instrument that is convertible into Common Stock at a conversion price equal to the average of the per share closing prices of the Common Stock on the over-the-counter market during the 20 consecutive trading days ending on (and including) the trading day two days prior to the issuance of such instrument, and otherwise having customary terms and conditions for debt instruments negotiated at arms' length between unrelated parties and in an amount necessary to fund the operating expenses of the Company during such 18-month period, as determined by reference to a budget prepared in good faith in accordance with the prior operating history of the Company; provided, further, that this Agreement shall terminate under this clause (ii) on the date that is six months prior to the expiry of such 18-month period if Parent does not notify the Company in writing of its intent to effect any further such extension by such date; or (iii) following exercise of the Offer Option, the Effective Time has not occurred within 24 months after exercise of the Offer Option; provided that any termination pursuant to this Section 11.01(a)(iii) shall not limit any remedy available to Parent or Purchaser if such delay is the result of the Company's breach of this Agreement;

(b) by mutual written consent of each of Parent and the Company at any time prior to the Effective Time;

(c) by Parent at any time following the exercise of an Option and prior to the acquisition of Shares by Purchaser pursuant to the Offer, if due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Annex A (other than a condition that has been waived), Purchaser shall have (i) failed to commence the Offer within 30 days following the Purchase Option Closing or the exercise of the Offer Option, as applicable, (ii) terminated the Offer without having accepted any Shares for payment thereunder or (iii) failed to accept Shares for payment pursuant to the Offer within 90 days following the commencement of the Offer (provided, however, that the applicable time period specified in clause (iii) of this Section 11.01(c) shall be extended until the earlier to occur of (A) the fifth business day following the public announcement of the expiration or termination of any applicable waiting period under the HSR Act and (B) 180 days following the exercise of an Option), unless such action or inaction under clauses (i), (ii) or (iii) of this Section 11.01(c) shall have been caused by or resulted from the failure of Parent or Purchaser to perform, in any material respect, any of their material covenants or agreements contained in this Agreement, or the material breach by Parent or Purchaser of any of their material representations or warranties contained in this Agreement, in which case Parent may not terminate this Agreement; or

(d) by the Company, at any time following the exercise of an Option and prior to the acquisition of Shares by Purchaser pursuant to the Offer, if Purchaser shall have (X) in breach of the terms of this Agreement by Parent or Purchaser or (Y) because of the breach by the Company of the terms of this Agreement, which breach has been caused by any action or failure to act by Parent or Purchaser by reason of its control of the Company following the Purchase Option Closing or (Z) because of the failure of any condition in Annex A not caused by the Company, (i) failed to commence the Offer within 30 days following the Purchase Option Closing or the exercise of the Offer Option, as applicable, (ii) terminated the Offer without having accepted any Shares for payment thereunder or (iii) failed to accept Shares for payment pursuant to the Offer within 90 days following the commencement of the Offer (provided, however, that the applicable time period specified in clause (iii) of this Section 11.01(d) shall be extended until the earlier to occur of
         (A) the fifth business day following the public announcement of the expiration or termination of any applicable waiting period under the HSR Act and (B) 180 days following the exercise of an Option), unless such action or inaction under clauses (i), (ii) or (iii) of this
         Section 11.01(d) shall have been caused by or resulted from the failure of the Company or any of the Controlling Stockholders to perform, in any material respect, any of their respective material covenants or agreements contained in this Agreement or the Option Agreements or any material breach by the Company or the Controlling Stockholders of any of their material representations or warranties contained in this Agreement or the Option Agreements, in which case the Company may not terminate this Agreement.

The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

Section 11.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void, and there shall be no liability hereunder on the part of any party hereto, except (a) as set forth in Section 11.03 and (b) nothing herein shall relieve any party from liability for any breach hereof prior to the date of such termination; provided, however, that the Confidentiality Agreement and the terms of Section 9.01(b) and Article XII shall survive any termination of this Agreement.

Section 11.03. Fees and Expenses. All expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated.

Section 11.04. Amendment. This Agreement may be amended by the parties hereto at any time prior to the Effective Time; provided, however, that, after the adoption of this Agreement by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 11.05. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                  Article XII
                               GENERAL PROVISIONS

Section 12.01. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 11.01, as the case may be, except that the agreements that by their terms survive the Effective Time shall survive the Effective Time.

Section 12.02. Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

Section 12.03. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.03):

                  if to Parent or Purchaser:

                           Boston Scientific Corporation
                           One Boston Scientific Place
                           Natick, Massachusetts  01760-1537
                           Facsimile No:  (508) 650-8951
                           Attention:  Chief Financial Officer

                  with a copy to:

                           Boston Scientific Corporation
                           One Boston Scientific Place
                           Natick, Massachusetts  01760-1537
                           Facsimile No:  (508) 650-8960
                           Attention:  Assistant General Counsel

                           Shearman & Sterling LLP
                           599 Lexington Avenue
                           New York, New York  10022
                           Facsimile No:  (212) 848-8966
                           Attention:   Clare O'Brien

                  if to the Company:

                           Rubicon Medical Corporation
                           2064 West Alexander Street
                           Salt Lake City, Utah  84119
                           Facsimile No:  (801) 886-9004
                           Attention:  President and CEO

                  with a copy to:

                           Sheppard Mullin Richter & Hampton LLP
                           650 Town Center Drive, 4th Floor
                           Costa Mesa, California  92626
                           Facsimile No:  (714) 513-5130
                           Attention:  R. Marshall Tanner, Esq.

                  if to the Stockholders' Representative:

                           Richard J. Linder
                           Rubicon Medical Corporation
                           2064 West Alexander Street
                           Salt Lake City, Utah  84119

Section 12.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 12.05. Entire Agreement; Assignment. This Agreement, the Option Agreements, the Registration Rights Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, including the Term Sheet. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Purchaser may assign all or any of their rights and obligations hereunder to any affiliate of Parent.

Section 12.06. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 9.01 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons); provided that Stockholders' Representative shall be entitled to enforce the provisions of Sections 5.03 and 5.04 against Parent or Purchaser on behalf of the Earn-out Recipients; and provided, further that the directors, officers and Controlling Stockholders of the Company as of the date of this Agreement shall be third party beneficiaries of Section 9.09 and shall have the right the enforce the same in the event of a breach of Section 9.09 by Parent.

Section 12.07. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 12.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware state or federal court sitting in Wilmington, Delaware. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in Wilmington, Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

Section 12.09. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 12.09.

Section 12.10. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 12.11. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 12.12. Attorneys' Fees. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.


                [Remainder of this page left blank intentionally]

         IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                     BOSTON SCIENTIFIC CORPORATION


                                     By     /s/ Lawrence C. Best
                                     --------------------------------
                                     Name: Lawrence C. Best
                                     Title: Senior Vice President -
                                            Finance &  Administration
                                            and Chief Financial Officer


                                     NEMO I ACQUISITION, INC.


                                     By   /s/ Lawrence C. Best
                                     --------------------------------
                                     Name: Lawrence C. Best
                                     Title: President


                                     RUBICON MEDICAL CORPORATION


                                     By   /s/ Richard J. Linder
                                     --------------------------------
                                     Name: Richard J. Linder
                                     Title: President/CEO

                                     Richard J. Linder


                                      /s/ Richard J. Linder
                                     --------------------------------

                                     ANNEX A

                             Conditions to the Offer

                  Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for exchange or payment, as the case may be, or exchange or pay for, as the case may be, any Shares tendered pursuant to the Offer, and may extend, terminate or amend the Offer, if (i) any applicable waiting period under the HSR Act and, if applicable, non-U.S. antitrust laws shall not have expired or been terminated prior to the expiration of the Offer,
(ii) Purchaser effects an Exchange Offer, the Exchange Offer Registration Statement shall not have become effective under the Securities Act or shall be the subject of any stop order or proceedings seeking a stop order, (iii) Purchaser effects an Exchange Offer, the shares of Parent Common Stock to be issued in the Offer and the Merger shall not have been approved for listing on the NYSE, subject to official notice of issuance, or (iv) at any time on or after the exercise of an Option and prior to the expiration of the Offer, any of the following conditions shall exist:

                  (a) there shall have been instituted or be pending any Action by a party other than Parent or any affiliate of Parent before any Governmental Authority (i) challenging or seeking to make illegal, materially delay, or otherwise, directly or indirectly, restrain or prohibit or make materially more costly, the making of the Offer, the acceptance for exchange or payment, as the case may be, of any Shares by Parent, Purchaser or any other affiliate of Parent or the purchase of Shares pursuant to the Option Agreements, or the consummation of any other Transaction, or seeking to obtain damages in connection with any Transaction; (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their subsidiaries of all or any of the business or assets of the Company, Parent or any of their subsidiaries; (iii) seeking to impose or confirm any limitation on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares; (iv) seeking to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Shares; or (v) which otherwise would prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or would have a Company Material Adverse Effect;

                  (b) there shall have been (i) any Law enacted, promulgated, amended, issued or deemed applicable to (1) Parent, the Company or its Subsidiary or affiliate of Parent or the Company or (2) any Transaction or (ii) entered, promulgated or enforced by any court or Governmental Authority, any Order of any kind which prohibits, restrains, restricts or enjoins the consummation of the Offer or has effect of making the Offer illegal, in each case, by any legislative body or Governmental Authority that would result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

                  (c) any Company Material Adverse Effect shall have occurred;

                  (d) there shall have occurred any general suspension of trading in, or limitation on prices for, securities on the NYSE (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index);

                  (e) any representation or warranty of the Company in the Agreement that is qualified as to materiality or Company Material Adverse Effect shall not be true and correct or any such representation or warranty that is not so qualified shall not be true and correct in any material respect, in each case as if such representation or warranty was made as of such time on or after the date of this Agreement;

                  (f) the Company shall have failed to perform, in any material respect, any obligation or to comply, in any material respect, with any agreement or covenant of the Company to be performed or complied with by it under the Agreement;

                  (g) the Agreement shall have been terminated in accordance with its terms; and

                  (h) Parent and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for exchange or payment, as the case may be, of Shares thereunder;

which, in the reasonable judgment of Parent in any such case, and regardless of the circumstances (including any action or inaction by Parent or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for exchange or payment, as the case may be; provided, however, that Parent and Purchaser shall be deemed to have waived any of the foregoing conditions if and to the extent that either Parent or Purchaser, whether by reason of its control of the Company following the Purchase Option Closing or otherwise, or any affiliate of Parent or Purchaser, shall have caused the existence of such condition or conditions.

                  The foregoing conditions are for the sole benefit of Purchaser and Parent and may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                  EXHIBIT 1.01


Richard J. Linder
Linda D'Abate
Daryl Edmiston
Ron Watkins
Brian Woolf